Exhibit 10.1

Execution Copy August 28, 2006

LEASE

DATED AUGUST 28, 2006

BY AND BETWEEN

Transamerica Occidental Life Insurance Company, an Iowa corporation as Landlord

and

Genesis Microchip, Inc., a Delaware corporation

as Tenant

AFFECTING PREMISES COMMONLY KNOWN AS

2525 Augustine Drive, Santa Clara, California

[NET LEASE]

LEASE

		PAGE:
ARTICLE 1 - DEFINITIONS

1.1	General	1
1.2	Additional Rent	1
1.3	Address for Notices	1
1.4	Agents	1
1.5	Agreed Interest Rate	1
1.6	Base Monthly Rate	1
1.7	Building	1
1.8	Commencement Date	1
1.9	Common Area	1
1.10	Common Operating Expense	1
1.11	Consumer Price Index	1
1.12	Effective Date	1
1.13	Event of Tenant’s Default	1
1.14	Hazardous Materials	1
1.15	Insured and Uninsured Peril	1
1.16	Law	1
1.17	Lease	1
1.18	Lease Term	1
1.19	Lender	1
1.20	Permitted Use	1
1.21	Premises	1
1.22	Project	2
1.23	Private Restrictions	2
1.24	Real Property Taxes	2
1.25	Scheduled Commencement Date	2
1.26	Security Instrument	2
1.27	Summary	2
1.28	Tenant’s Alterations	2
1.29	Tenant’s Share	2
1.30	Trade Fixtures	2

ARTICLE 2 - DEMISE, CONSTRUCTION, AND ACCEPTANCE		2

2.1	Demise of Premises	2
2.2	Commencement Date	2
2.3	Construction of Improvements	2
2.4	Delivery and Acceptance of Possession	2
2.5	Early Occupancy	2

ARTICLE 3 - RENT		2

3.1	Base Monthly Rent	2
3.2	Additional Rent	3
3.3	Payment of Rent	3
3.4	Late Charge and Interest on Rent in Default	3
3.5	Security Deposit	3

ARTICLE 4 - USE OF PREMISES		4

4.1	Limitation on Use	4
4.2	Compliance with Regulations	4
4.3	Outside Areas	4
4.4	Signs	4
4.5	Parking	4
4.6	Rules and Regulations	5

i

LEASE

(continued)

		PAGE:
ARTICLE 5 - TRADE FIXTURES AND ALTERATIONS		5

5.1	Trade Fixtures	5
5.2	Tenant’s Alterations	5
5.3	Alterations Required by Law	6
5.4	Amortization of Certain Capital Improvements	6
5.5	Mechanic’s Liens	6
5.6	Taxes on Tenant’s Property	6

ARTICLE 6 - REPAIR AND MAINTENANCE		7

6.1	Tenant’s Obligation to Maintain	7
6.2	Landlord’s Obligation to Maintain	7
6.3	Control of Common Area	7

ARTICLE 7 - WASTE DISPOSAL AND UTILITIES		8

7.1	Waste Disposal	8
7.2	Hazardous Materials	8
7.3	Utilities	9
7.4	Compliance with Governmental Regulations	9

ARTICLE 8 - COMMON OPERATING EXPENSES		9

8.1	Tenant’s Obligation to Reimburse	9
8.2	Common Operating Expenses Defined	10
8.3	Real Property Taxes Defined	10
8.4	Audit Right	11

ARTICLE 9 - INSURANCE		11

9.1	Tenant’s Insurance	11
9.2	Landlord’s Insurance	12
9.3	Tenant’s Obligation to Reimburse	12
9.4	Release and Waiver of Subrogation	12

ARTICLE 10 - LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY		12

10.1	Limitation on Landlord’s Liability	12
10.2	Limitation on Tenant’s Recourse	13
10.3	Indemnification of Landlord	13

ARTICLE 11 - DAMAGE TO PREMISES		13

11.1	Landlord’s Duty to Restore	13
11.2	Landlord’s Right to Terminate	13
11.3	Tenant’s Right to Terminate	14
11.4	Abatement of Rent	14

ARTICLE 12 - CONDEMNATION		14

12.1	Landlord’s Termination Right	14
12.2	Tenant’s Termination Right	14
12.3	Restoration and Abatement of Rent	14
12.4	Temporary Taking	14
12.5	Division of Condemnation Award	14

ii

LEASE

(continued)

		Page:
ARTICLE 13 - DEFAULT AND REMEDIES		15

13.1	Events of Tenant’s Default	15
13.2	Landlord’s Remedies	15
13.3	Waiver	16
13.4	Limitation on Exercise of Rights	16
13.5	Waiver by Tenant of Certain Remedies	16

ARTICLE 14 - ASSIGNMENT AND SUBLETTING		17

14.1	Transfer by Tenant	17
14.2	Transfer by Landlord	18

ARTICLE 15 - GENERAL PROVISIONS		18

15.1	Landlord’s Right to Enter	18
15.2	Surrender of the Premises	19
15.3	Holding Over	19
15.4	Subordination	19
15.5	Mortgagee Protection and Attornment	19
15.6	Estoppel Certificates and Financial Statements	19
15.7	Reasonable Consent	20
15.8	Notices	20
15.9	Attorney’s Fees	20
15.10	Corporate Authority	20
15.11	Miscellaneous	20
15.12	Termination by Exercise of Right	20
15.13	Brokerage Commissions	21
15.14	Force Majeure	21
15.15	Entire Agreement	21
15.16	Landlord’s Agent	21

EXHIBITS

Exhibit A - Site Plan of the Project

Exhibit B - Acceptance Agreement

Exhibit C - Sign Criteria

Exhibit D - Hazardous Materials Acknowledgement and Questionnaire

iii

SUMMARY OF BASIC LEASE TERMS

SECTION (LEASE REFERENCE)	TERMS
A. (Introduction)	Lease Reference Date:	August 28, 2006

B. (Introduction)	Landlord:	Transamerica Occidental Life Insurance Company, an Iowa corporation

C. (Introduction)	Tenant:	Genesis Microchip Inc., a Delaware corporation, also known in California as Genesis Microchip (Delaware), Inc.

D. (§1.21)	Premises:	That area consisting of 91,008 square feet of gross leasable area, the address of which is 2525 Augustine Drive, Santa Clara, California. The real property on which this Building is erected is referred to herein as the “Building Property”.

E. (§ 1.22)	Project:	The land and improvements shown on Exhibit A consisting of three buildings, the aggregate gross leasable area of which is 187,994 square feet.

F. (§ 1.7)	Building:	The building in which the Premises are located containing 91,008 square feet of gross leasable area. The Building Property shall mean the legal parcel on which the Building is located.

G.	Tenant’s Share:	Building:	One Hundred Percent (100%)

(§ 1.29 & 8.1)		Project:	Forty eight and 41/100’s Percent (48.41%)

H. (§ 4.5)	Tenant’s Allocated Parking Stalls:		Three Hundred Eighteen (318) stalls.

I. (§ 1.25)	Scheduled Commencement Date:		January 1, 2007 (subject to early occupancy as set forth in the Rider and subject to adjustment as otherwise provided in the Lease).

J. (§ 1.18)	Lease Term:		Sixty (60) calendar months (plus the partial month following the Commencement Date if such date is not the first day of a month); see also Paragraph 1 of the Rider attached hereto for an option to extend the Lease Term.
K. (§1.6, 3.1, & 3.3)	Base Monthly Rent:

Period	Monthly	P.S.F.
1/1/07 - 12/31/07	$ 86,457.60	$ 0.95
1/1/08 - 12/31/08	$ 91,008.00	$ 1.00
1/1/09 - 12/31/09	$ 95,558.40	$ 1.05
1/1/10 - 12/31/10	$ 100,108.80	$ 1.10
1/1/11 - 12/31/11	$ 104,659.20	$ 1.15

L. (§ 3.3)	Prepaid Rent:	Eighty Six Thousand Four Hundred Fifty Seven and 60/100’s ($86,457.60) payable upon execution of this Lease.

M. (§ 3.5)	Security Deposit:	One Hundred Four Thousand Six Hundred Fifty Nine and 20/100’s Dollars ($104,659.20) to be deposited with Landlord on execution of this Lease

N. (§ 1.20, & 4.1)	Permitted Use:	General office, research and development, sales and operations, (§ and other related and legal uses.

O. (§ 5.2)	Permitted Tenant’s Alterations Limit:	$50,000.00

LEASE

P. (§ 9.1)	Tenant’s Liability Insurance Minimum:	[$5,000,000.00

Q. (§ 1.3, 3.3, & 15.8)	Landlord’s Address:	AEGON USA Realty Advisors, Inc. Attn: General Counsel 4333 Edgewood Road NE Cedar Rapids, IA 52499 With a Copy to: Orchard Commercial, Inc. Attn: Katy Jessup 2262 North First Street San Jose, CA 95131

R. (§ 1.3 & 15.8)	Tenant’s Address:	Genesis Microchip Inc. Prior to Lease Commencement: 2150 Gold Street Alviso, CA 95002 After Lease Commencement: 2525 Augustine Drive Santa Clara, CA 95054-3003

S. (§ 15.13)	Retained Real Estate Brokers:	CPS Corfac International 475 El Camino Real, Suite 100 Santa Clara, CA 95050

T. (§ 1.17)	Lease:	This Lease includes the summary of the Basic Lease Terms, the Lease, the Rider, and the following exhibits: Exhibit A (Site Plan of the Project, Exhibit B (Acceptance Agreement), Exhibit C (Sign Criteria), Exhibit D (Hazardous Materials Acknowledgement and Questionnaire).

The foregoing Summary is hereby incorporated into and made part of this Lease. Each reference in this Lease to any term defined in the Summary shall mean the respective information set forth above shall be deemed incorporated by that reference. In the event of any conflict between the Summary and the Lease, the Summary shall control.

LANDLORD: Transamerica Occidental Life Insurance Company, an Iowa corporation		TENANT: Genesis Microchip, Inc., a Delaware corporation

By:	/s/ Thomas J. Schefter	By:	/s/ Elias Antoun

	Thomas J. Schefter, Vice President		Elias Antoun, President & CEO
	[Print Name and Title]		[Print Name and Title]

By:

[Print Name and Title]

Dated:	9/18/06	Dated:	9/12/06

2

This Lease is dated as of the lease reference date specified in Section A of the Summary and is made by and between the party identified as Landlord in Section B of the Summary and the party identified as Tenant in Section C of the Summary.

ARTICLE 1

DEFINITIONS

1.1 General: Any initially capitalized term that is given a special meaning by this Article 1, the Summary, or by any other provision of this Lease (including the exhibits attached hereto) shall have such meaning when used in this Lease or any addendum or amendment hereto unless otherwise clearly indicated by the context.

1.2 Additional Rent: The term “Additional Rent” is defined in §3.2.

1.3 Address for Notices: The term “Address for Notices” shall mean the addresses set forth in Sections Q and R of the Summary; provided, however, that after the Commencement Date, Tenant’s Address for Notices shall be the address of the Premises.

1.4 Agents: The term “Agents” shall mean the following: (i) with respect to Landlord or Tenant, the agents, employees, contractors, and invitees of such party; and (ii) in addition with respect to Tenant, Tenant’s subtenants and their respective agents, employees, contractors, and invitees.

1.5 Agreed Interest Rate: The term “Agreed Interest Rate” shall mean that interest rate determined as of the time it is to be applied that is equal to the lesser of (i) 2% in excess of the discount rate established by the Federal Reserve Bank of San Francisco as it may be adjusted from time to time, or (ii) the maximum interest rate permitted by Law.

1.6 Base Monthly Rent: The term “Base Monthly Rent” shall mean the fixed monthly rent payable by Tenant pursuant to §3.1 which is specified in Section K of the Summary.

1.7 Building: The term “Building” shall mean the building in which the Premises are located which Building is identified in Section F of the Summary, the gross leasable area of which is referred to herein as the “Building Gross Leasable Area.”

1.8 Commencement Date: The term “Commencement Date” is the date the Lease Term commences, which term is defined in §2.2.

1.9 Common Area: The term “Common Area” shall mean all areas and facilities within the Project that are not designated by Landlord for the exclusive use of Tenant or any other lessee or other occupant of the Project, including the parking areas, access and perimeter roads, pedestrian sidewalks, landscaped areas, trash enclosures, recreation areas and the like.

1.10 Common Operating Expenses: The term “Common Operating Expenses” is defined in §8.2.

1.11 Consumer Price Index: The term “Consumer Price Index” shall refer to the Consumer Price Index, All Urban Consumers, subgroup “All Items”, for the San Francisco-Oakland-San Jose metropolitan area (base year 1982-84 equals 100), which is presently being published monthly by the United States Department of Labor, Bureau of Labor Statistics. However, if this Consumer Price Index is changed so that the base year is altered from that used as of the commencement of the initial term of this Lease, the Consumer Price Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics to obtain the same results that would have been obtained had the base year not been changed. If no conversion factor is available, or if the Consumer Price Index is otherwise changed, revised or discontinued for any reason, there shall be substituted in lieu thereof and the term “Consumer Price Index” shall thereafter refer to the most nearly comparable official price index of the United States government in order to obtain substantially the same result as would have been obtained had the original Consumer Price Index not been discontinued, revised or changed, which alternative index shall be selected by Landlord and shall be subject to Tenant’s written approval.

1.12 Effective Date: The term “Effective Date” shall mean the date the last signatory to this Lease whose execution is required to make it binding on the parties hereto shall have executed this Lease.

1.13 Event of Tenant’s Default: The term “Event of Tenant’s Default” is defined in §13.1.

1.14 Hazardous Materials: The terms “Hazardous Materials” and “Hazardous Materials Laws” are defined in §7.2E.

1.15 Insured and Uninsured Peril: The terms “Insured Peril” and “Uninsured Peril” are defined in §11.2E.

1.16 Law: The term “Law” shall mean any judicial decision, statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any municipal, county, state, federal or other government agency or authority having jurisdiction over the parties to this Lease or the Premises, or both, in effect either at the Effective Date or any time during the Lease Term.

1.17 Lease: The term “Lease” shall mean the Summary and all elements of this Lease identified in Section T of the Summary, all of which are attached hereto and incorporated herein by this reference.

1.18 Lease Term: The term “Lease Term” shall mean the term of this Lease which shall commence on the Commencement Date and continue for the period specified in Section J of the Summary.

1.19 Lender: The term “Lender” shall mean any beneficiary, mortgagee, secured party, lessor, or other holder of any Security Instrument.

1.20 Permitted Use: The term “Permitted Use” shall mean the use specified in Section N of the Summary.

1.21 Premises: The term “Premises” shall mean that building area described in Section D of the Summary that is within the Building.

LEASE

1.22 Project: The term “Project” shall mean that real property and the improvements thereon which are so indicated on Exhibit A hereto, the aggregate gross leasable area of which is referred to herein as the “Project Gross Leasable Area.”

1.23 Private Restrictions: The term “Private Restrictions” shall mean all recorded covenants, conditions and restrictions, private agreements, reciprocal easement agreements, and any other recorded instruments affecting the use of the Premises which (i) exist as of the Effective Date, or (ii) are recorded after the Effective Date and are approved by Tenant.

1.24 Real Property Taxes: The term “Real Property Taxes” is defined in §8.3.

1.25 Scheduled Commencement Date: The term “Scheduled Commencement Date” shall mean the date specified in Section I of the Summary.

1.26 Security Instrument: The term “Security Instrument” shall mean any underlying lease, mortgage or deed of trust which now or hereafter affects the Project, and any renewal, modification, consolidation, replacement or extension thereof.

1.27 Summary: The term “Summary” shall mean the Summary of Basic Lease Terms executed by Landlord and Tenant that is part of this Lease.

1.28 Tenant’s Alterations: The term “Tenant’s Alterations” shall mean all improvements, additions, alterations, and fixtures installed in the Premises by Tenant at its expense which are not Trade Fixtures and which are not installed as part of the initial Tenant Improvements.

1.29 Tenant’s Share: The term “Tenant’s Share” shall mean the percentage obtained by dividing Tenant’s Gross Leasable Area by the Building Gross Leasable Area, which as of the Effective Date is the percentage identified in Section G of the Summary.

1.30 Trade Fixtures: The term “Trade Fixtures” shall mean (i) Tenant’s inventory, furniture, signs, and business equipment, and (ii) anything affixed to the Premises by Tenant at its expense for purposes of trade, manufacture, ornament or domestic use (except replacement of similar work or material originally installed by Landlord) which can be removed without material injury to the Premises unless such thing has, by the manner in which it is affixed, become an integral part of the Premises.

ARTICLE 2

DEMISE, CONSTRUCTION, AND ACCEPTANCE

2.1 Demise of Premises: Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Lease Term, upon the terms and conditions of this Lease, the Premises for Tenant’s own use in the conduct of Tenant’s business together with (i) the non-exclusive right to use the number of Tenant’s Allocated Parking Stalls within the Common Area (subject to the provisions set forth in §4.5), and (ii) the non-exclusive right to use the Common Area for ingress to and egress from the Premises. Landlord reserves the use of the exterior walls, the roof and the area beneath and above the Premises, together with the right to install, maintain, use, and replace ducts, wires, conduits and pipes leading through the Premises in locations which will not materially interfere with Tenant’s use of the Premises. Tenant shall have access to the Premises twenty four (24) hours per day, seven (7) days per week.

2.2 Commencement Date: The Commencement Date shall be determined per the terms and provisions of the Rider and Section 2.3 below.

2.3 Construction of Improvements: Prior to the Commencement Date, Tenant shall be allowed early occupancy pursuant to Paragraph 4 of the Rider to install Tenant Improvements under the terms and conditions specified in the Rider.

2.4 Delivery and Acceptance of Possession: If Landlord is unable to deliver possession of the Premises to Tenant on or before the Scheduled Commencement Date for any reason whatsoever, this Lease shall not be void or voidable for a period of 90 days thereafter, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom; however, if possession is not delivered within such 90 day period, Tenant as its sole remedy may cancel this Lease and receive a refund of any funds paid to Landlord hereunder. As used above, the delivery of possession means simply the turnover of the physical possseion of and access to the Premises to Tenant for its Early Occupancy Period, as defined in the Rider, and does not mean or imply that the Premises will be in any particular condition nor that any improvements or repairs will have been completed as of the beginning of such Early Occupancy Period. Tenant shall accept possession and enter into good faith occupancy of the entire Premises and commence the operation of its business therein within 30 days after the Commencement Date. Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Except as otherwise specifically provided in this Lease, Tenant agrees to accept possession of the Premises in its then existing condition, “as-is”, including all patent and latent defects. On the Commencement Date, Landlord and Tenant shall together execute an acceptance agreement in the form attached as Exhibit B, appropriately completed. Landlord shall have no obligation to deliver possession, nor shall Tenant be entitled to take occupancy, of the Premises until such acceptance agreement has been executed, and Tenant’s obligation to pay Base Monthly Rent and Additional Rent shall not be excused or delayed because of Tenant’s failure to execute such acceptance agreement. Tenant shall not be obligated to sign an acceptance agreement that contains information which is not true.

2.5 Early Occupancy: Tenant’s early occupancy of the Premises as set forth in the Rider shall be upon all of the terms of this Lease (including its obligations regarding indemnity and insurance) except as set forth in the Rider.

ARTICLE 3

RENT

3.1 Base Monthly Rent: Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord the Base Monthly Rent set forth in Section K of the Summary.

LEASE

3.2 Additional Rent: Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay the following as additional rent (the “Additional Rent”): (i) any late charges or interest due Landlord pursuant to §3.4; (ii) Tenant’s Share of Common Operating Expenses as provided in §8.1; (iii) Landlord’s share of any Subrent received by Tenant upon certain assignments and sublettings as required by §14.1; (iv) any legal fees and costs due Landlord pursuant to §15.9; and (v) any other charges due Landlord pursuant to this Lease.

3.3 Payment of Rent: Concurrently with the execution of this Lease by both parties, Tenant shall pay to Landlord the amount set forth in Section L of the Summary as prepayment of rent for credit against the first installment(s) of Base Monthly Rent. All rent required to be paid in monthly installments shall be paid in advance on the first day of each calendar month during the Lease Term. If Section K of the Summary provides that the Base Monthly Rent is to be increased during the Lease Term and if the date of such increase does not fall on the first day of a calendar month, such increase shall become effective on the first day of the next calendar month. All rent shall be paid in lawful money of the United States, without any abatement, deduction or offset whatsoever (except as specifically provided in §11.4, §12.3 and elsewhere in the Lease), and without any prior demand therefor. Rent shall be paid to Landlord at its address set forth in Section Q of the Summary, or at such other place as Landlord may designate from time to time. Tenant’s obligation to pay Base Monthly Rent and Tenant’s Share of Common Operating Expenses shall be prorated at the commencement and expiration of the Lease Term.

Landlord has designated Bank One as Landlord’s third party “Lock Box Provider”. Tenant agrees that all payments made under or in connection with this Lease, other than any initial payments such as the first month’s rental and security deposits which are to accompany this Lease, are to be sent to the following designated location, or “Lock Box”, where the Lock Box Provider will collect and deposit payments made pursuant to the Lease as a service to Landlord:

AEGON USA Realty Advisors, Inc.

P. O. Box 905128

Charlotte, NC 28290-5128

All such payments sent to the Lock Box are to be made payable to: AEGON USA Realty Advisors, Inc. Tenant acknowledges that the Lock Box Provider is Landlord’s representative for the sole purpose of administratively processing and accounting for payments made pursuant to the Lease, and is not authorized to modify or waive any of the provisions of the Lease or of these provisions. Landlord reserves the right to change Lock Box Providers, use more than one Lock Box, or cease the use of a Lock Box at any time.

The demand or receipt by Landlord or the Lock Box Provider of any amount to be paid under this Lease, whether characterized as Base Monthly Rent, or otherwise, with knowledge or notice of the breach by Tenant of any other covenant, agreement, term, rule, regulation or condition of this Lease, shall not be deemed a waiver of such breach. Tenant agrees that payment by Tenant of, or Landlord or Lock Box Provider’s receipt of, a lesser amount than the amount required to be paid under this Lease, shall not be deemed to be anything other than a payment on account, which payment Landlord may apply as it sees fit, regardless of any request or designation by Tenant as to the items against which the payments are to be applied.

Tenant shall not place any restrictive endorsements or other statements on any check or other payment, or deliver any writing to Landlord or Lock Box Provider in conjunction with a payment that conditions the payment of any amounts owed by Tenant under the Lease. Tenant agrees that any such endorsement, statement or writing is void, does not constitute an accord and satisfaction, and waives any rights, defenses or remedies granted by law in connection with making such an endorsement, statement or writing. Tenant further agrees that Landlord or Lock Box Provider may accept any such check or other payment as if such endorsement, statement or writing was not present, without prejudicing Landlord’s right to recover the balance of such amount owed or to pursue any other remedy permitted by this Lease.

Tenant also agrees that Landlord’s or Lock Box Provider’s receipt of, or acceptance and deposit of, any amounts owed by Tenant under the Lease following: (i) the giving of any notice of default to Tenant; (ii) the commencement of suit against Tenant; (iii) the termination of this Lease or final judgment for possession of the Premises; or (iv) the exercise of any other remedy by Landlord, shall not affect Landlord’s right to exercise any remedy, including any right to recover possession of the Premises. Notwithstanding the above, nothing contained herein shall limit the rights of the Tenant under the Lease to cure any default.

3.4 Late Charge and Interest on Rent in Default: If any Base Monthly Rent or Additional Rent is not received by Landlord from Tenant within ten (10) calendar days after Landlord has notified Tenant in writing that payment of such rent has not been received by Landlord, then Tenant shall immediately pay to Landlord a late charge equal to 5% of such delinquent rent as liquidated damages for Tenant’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay any rent due under this Lease in a timely fashion, including any right to terminate this Lease pursuant to §13.2C. If any rent remains delinquent for a period in excess of 30 days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate following the date such amount became due until paid. Landlord agrees that the above late charge shall not be charged on the first such failure in any lease year.

3.5 Security Deposit: Concurrently upon Tenant’s execution of the lease Tenant shall deposit with Landlord the amount set forth in Section M of the Summary as security for the performance by Tenant of its obligations under this Lease, and not as prepayment of rent (the “Security Deposit”). Landlord may from time to time apply such portion of the Security Deposit as is reasonably necessary for the following purposes: (i) to remedy any default by Tenant in the payment of rent; (ii) to repair damage to the Premises caused by Tenant; (iii) to clean the Premises upon termination of the Lease; and (iv) to remedy any other default of

LEASE

Tenant to the extent permitted by Law and, in this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be put contained in California Civil Code Section 1950.7. In the event the Security Deposit or any portion thereof is so used, Tenant agrees to pay to Landlord promptly upon demand an amount in cash sufficient to restore the Security Deposit to the full original amount. Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Premises during the Lease Term, Landlord may pay the Security Deposit to any transferee of Landlord’s interest in conformity with the provisions of California Civil Code Section 1950.7 and/or any successor statute, in which event the transferring Landlord will be released from all liability for the return of the Security Deposit. Landlord agrees that the Security Deposit, minus such amounts as Landlord is permitted to withhold pursuant to this Section 3.5, shall be returned to Tenant no later than sixty (60)days following expiration or earlier termination of this Lease.

ARTICLE 4

USE OF PREMISES

4.1 Limitation on Use: Tenant shall use the Premises solely for the Permitted Use specified in Section N of the Summary. Tenant shall not do anything in or about the Premises which will (i) cause structural injury to the Building, or (ii) cause damage to any part of the Building except to the extent reasonably necessary for the installation of Tenant’s Trade Fixtures and Tenant’s Alterations, and then only in a manner which has been first approved by Landlord in writing where such approval is required under the terms of this Lease. Tenant shall not operate any equipment within the Premises which will (i) materially damage the Building or the Common Area, (ii) overload existing electrical systems or other mechanical equipment servicing the Building, (iii) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning (“HVAC”) equipment within or servicing the Building, or (iv) damage, overload or corrode the sanitary sewer system. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Building or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Premises, provided that Tenant shall be permitted to install up to two (2) small “Direct TV” type satellite dishes on the roof (“TV Dishes”), subject to Landlord’s Rooftop Installation Terms and Conditions attached hereto as Exhibit E. If Tenant installs satellite dishes on the roof of the Building, it agrees to be bound by Exhibit E.. Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed so that they do not (i) create an unreasonable fire or health hazard, (ii) damage the Premises, or (iii) result in the violation of any Law. Except as approved by Landlord, Tenant shall not change the exterior of the Building or install any equipment or antennas (other than the TV Dishes) on or make any penetrations of the exterior or roof of the Building. Tenant shall not commit any waste in or about the Premises, and Tenant shall keep the Premises in an neat, clean, attractive and orderly condition, free of any nuisances. If Landlord designates a standard window covering for use throughout the Building, Tenant shall use this standard window covering to cover all windows in the Premises. Tenant shall not conduct on any portion of the Premises or the Project any fire sale, going-out-of-business sale, distress sale or other liquidation sale, or any public or private auction.

4.2 Compliance with Regulations: Tenant shall not use the Premises in any manner which violates any Laws or Private Restrictions which affect the Premises. Tenant shall abide by and promptly observe and comply with all Laws and Private Restrictions with respect to its use of the Premises and as otherwise specifically provided in Section 5.3 of the Lease. Tenant shall not use the Premises in any manner which will cause a cancellation of any insurance policy covering Tenant’s Alternations or any improvements installed by Landlord at its expense or which poses an unreasonable risk of damage or injury to the Premises. Tenant shall not sell, or permit to be kept, used, or sold in or about the Premises any article which may be prohibited by the standard form of fire insurance policy. Tenant shall comply with all reasonable requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain the insurance coverage carried by either Landlord or Tenant pursuant to this Lease.

4.3 Outside Areas: No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Premises except in fully fenced and screened areas outside the Building which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant.

4.4 Signs: Tenant shall not place on any portion of the Premises any sign, placard, lettering in or on windows, banner, displays or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord. All such approved signs shall strictly conform to all Laws, Private Restrictions, and Landlord’s sign criteria attached as Exhibit E, and shall be installed at the expense of Tenant. Tenant shall maintain such signs in good condition and repair. Notwithstanding anything to the contrary contained herein, Landlord agrees that Tenant shall be permitted to have signage as large as that of other tenants in the Project, and of the same type and quality (including both monument signage and building facade signage), subject to the rules and regulations of the City of Santa Clara.

4.5 Parking: Tenant is allocated and shall have the non-exclusive right to use not more than the number of Tenant’s Allocated Parking Stalls located on the Building Property for its use and the use of Tenant’s Agents, the location of which may be designated from time to time by Landlord (but only so long as such designation provides Tenant spaces most proximate to the Premises). Notwithstanding the foregoing, Tenant shall be permitted to designate up to nine (9) visitor/customer spaces at the front of the Building and three (3) at the side for Tenant’s sole and exclusive use (with signage and/or striping and all other expenses related thereto at Tenant’s sole cost and expense) in an area proximate to the entrance to the Premises. Landlord shall bear no responsibility for enforcing the

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exclusivity of such parking stalls. Tenant shall indemnify and hold harmless Landlord from any claims, disputes, or losses arising from the enforcement of such exclusivity or otherwise from the use of such stalls.. If Tenant elects to paint the parking lot with markings relating to its exclusive spaces, or to erect signs relating thereto, then on expiration or earlier termination of this Lease, Tenant shall remove the signs and markings and restore the parking lot to its condition prior to their placement, to Landlord’s satisfaction, and at Tenant’s expense. Tenant shall not at any time use more parking spaces than the number so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Project not designated by Landlord as a non-exclusive parking area. Tenant shall not have the exclusive right to use any specific parking space, Landlord shall not grant to any other tenant the exclusive right to use any specific parking spaces that would cause Tenant to have access to fewer than the number of Allocated Parking Stalls. If Landlord grants to any other tenant the exclusive right to use any particular parking space(s), Tenant shall not use such spaces. Landlord reserves the right, after having given Tenant reasonable notice, to have any vehicles owned by Tenant or Tenant’s Agents utilizing parking spaces in excess of the parking spaces allowed for Tenant’s use to be towed away at Tenant’s cost. All trucks and delivery vehicles shall be (i) parked at the rear of the Building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain on the Project only so long as is reasonably necessary to complete loading and unloading. In the event Landlord elects or is required by any Law to limit or control parking in the Project, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord.

4.6 Rules and Regulations: Landlord may from time to time promulgate reasonable and nondiscriminatory rules and regulations applicable to all occupants of the Project for the care and orderly management of the Project and the safety of its tenants and invitees. Such rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant, and Tenant agrees to abide by such rules and regulations. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible for the violation by any other tenant of the Project of any such rules and regulations.

ARTICLE 5

TRADE FIXTURES AND ALTERATIONS

5.1 Trade Fixtures: Throughout the Lease Term, Tenant may provide and install, and shall maintain in good condition, any Trade Fixtures required in the conduct of its business in the Premises. All Trade Fixtures shall remain Tenant’s property.

5.2 Tenant’s Alterations: Construction by Tenant of Tenant’s Alterations shall be governed by the following:

A. Tenant shall not construct any Tenant’s Alterations or otherwise alter the Premises without Landlord’s prior written approval which approval shall not be unreasonably withheld conditioned or delayed. Tenant shall be entitled, without Landlord’s prior approval, to make Tenant’s Alterations (i) which do not affect the structural or exterior parts or water tight character of the Building, and (ii) the reasonably estimated cost of which, plus the original cost of any part of the Premises removed or materially altered in connection with such Tenant’s Alterations, together do not exceed the Permitted Tenant Alterations Limit specified in Section O of the Summary per work of improvement. In the event Landlord’s approval for any Tenant’s Alterations is required, Tenant shall not construct the Leasehold Improvement until Landlord has approved in writing the plans and specifications therefore, and such Tenant’s Alterations shall be constructed substantially in compliance with such approved plans and specifications by a licensed contractor first approved by Landlord. All Tenant’s Alterations constructed by Tenant shall be constructed by a licensed contractor in accordance with all Laws using new materials of good quality.

B. Tenant shall not commence construction of any Tenant’s Alterations until (i) all required governmental approvals and permits have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant has given Landlord at least five days’ prior written notice of its intention to commence such construction, and (iv) if reasonably requested by Landlord, Tenant has obtained contingent liability and broad form builders’ risk insurance in an amount reasonably satisfactory to Landlord if there are any perils relating to the proposed construction not covered by insurance carried pursuant to Article 9.

C. All Tenant’s Alterations and all Tenant Improvements installed at Tenant’s expense and not paid for by Landlord through the Tenant Improvement Allowance shall remain the property of Tenant during the Lease Term and may be removed from the Premises prior to the expiration or earlier termination of the Lease Term by the Tenant if the Tenant paid the initial cost thereof and provided that the Tenant fully restores the area of such Tenant’s Alterations to its pre-installation condition immediately on removal. At the expiration or sooner termination of the Lease Term, all Tenant’s Alterations and/or Tenant Improvements which remain and have not been removed per the above provisions shall be surrendered to Landlord as part of the realty and shall then become Landlord’s property, and Landlord shall have no obligation to reimburse Tenant for all or any portion of the value or cost thereof; provided, however, that (i) notwithstanding anything to the contrary in this Lease, in no event shall Tenant be required to remove the Tenant Improvements from the Premises, and (ii) if Landlord requires Tenant to remove any other Tenant’s Alterations, Tenant shall so remove such Tenant’s Alterations prior to the expiration or sooner termination of the Lease Term. Notwithstanding the foregoing, Tenant shall not be obligated to remove any Tenant’s Alterations with respect to which the following is true: (i) Tenant was required, or elected, to obtain the approval of Landlord to the installation of the Leasehold Improvement in question; (ii) at the time Tenant requested Landlord’s approval, Tenant requested of Landlord in writing that Landlord inform Tenant of whether or not Landlord would require Tenant to remove such Leasehold Improvement at the expiration of the Lease Term; and (iii) at the time Landlord granted its approval, it did not inform Tenant that it would require Tenant to remove such Leasehold Improvement at the expiration of the Lease Term.

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5.3 Alterations Required by Law: Tenant shall make any alteration, addition or change of any sort to the Premises that is required by any Law because of (i) Tenant’s use or change of use of the Premises; (ii) Tenant’s application for any permit or governmental approval; or (iii) Tenant’s construction or installation of any Tenant’s Alterations or Trade Fixtures; provided that Tenant has conducted its own investigation, study, and review of the Building and the Premises and accepts that any expenses related to compliance with all Laws (including the ADA) and Private Restrictions including, without limitation, payment for any such alterations, additions or changes to the Premises, the Bulding, or the Project triggered by Tenant’s construction of the Tenant Improvements shall be the sole responsibility of Tenant. Any other alteration, addition, or change required by Law which is not the responsibility of Tenant pursuant to the foregoing shall be made by Landlord (subject to Landlord’s right to reimbursement from Tenant specified in §5.4 or as an Operating Expense item).

5.4 Amortization of Certain Capital Improvements: Tenant shall pay Additional Rent in the event Landlord reasonably elects or is required to make any of the following kinds of capital improvements to the Project and the cost thereof is not reimbursable as a Common Operating Expense: (i) capital improvements required to be constructed in order to comply with any Law (excluding any Hazardous Materials Law) not in effect or applicable to the Project as of the Effective Date; (ii) modification of existing or construction of additional capital improvements or building service equipment for the purpose of reducing the consumption of utility services or Common Operating Expenses of the Project; (iii) replacement of capital improvements or building service equipment existing as of the Effective Date when required because of normal wear and tear; and (iv) restoration of any part of the Project that has been damaged by any peril to the extent the cost thereof is not covered by insurance proceeds actually recovered by Landlord up to a maximum amount per occurrence of 1% of the then replacement cost of the Project. The amount of Additional Rent Tenant is to pay with respect to each such capital improvement shall be determined as follows:

A. All costs paid by Landlord to construct such improvements (including financing costs) shall be amortized over the useful life of such improvement (as reasonably determined by Landlord in accordance with generally accepted accounting principles) with interest on the unamortized balance at the then prevailing market rate Landlord would pay if it borrowed funds to construct such improvements from an institutional lender, and Landlord shall inform Tenant of the monthly amortization payment required to so amortize such costs, and shall also provide Tenant with the information upon which such determination is made.

B. As Additional Rent, Tenant shall pay at the same time the Base Monthly Rent is due an amount equal to Tenant’s Share of that portion of such monthly amortization payment fairly allocable to the Building (as reasonably determined by Landlord) for each month after such improvements are completed until the first to occur of (i) the expiration of the Lease Term (as it may be extended), or (ii) the end of the term over which such costs were amortized.

C. Notwithstanding the foregoing or anything to the contrary in this Lease, Landlord agrees that it will reimburse Tenantfor the first $100,000.00 which is reasonably spent by Tenant on replacing any of the rooftop HVAC equipment or any of the major components thereof and all further expenses of replacing any of the rooftop HVAC equipment or any of the major components thereof will be paid for directly by Landlord to the contractor and then amortized and paid by Tenant in the manner and to the extent set forth above in this Paragraph, provided, that in all cases Landlord must agree that such work is reasonably necessary or Landlord is not required to contribute. Landlord’s agreement will not be unreasonably delayed or withheld. The work shall be performed by a contractor from a list of no less than three (3) HVAC contractors provided by Landlord to Tenant pursuant to a scope of work approved by Landlord in writing, such approval not to be unreasonably withheld and if not granted or denied within ten (10) days of Landlord’s receipt of the scope of work, shall be deemed granted. Tenant shall provide Landlord with a reasonably itemized invoice for such work at the time of a request for reimbursement for the first $100,000 as set forth above or any request for direct payment to the contractor for such work. . Landlord’s contribution of $100,000 which is not charged back to Tenant on such items is a one-time contribution; for purposes of example, if a first replacement of such equipment is required that costs $75,000, Landlord will bear the entire expense, and then if a second replacement is required that costs $75,000, Landlord will bear the first $25,000 of this sum, and will amortize and charge back under Paragraph 5.4 the remaining expenses, and then if a third replacement of such equipment is required, Landlord will amortize and charge back under Paragraph 5.4 all of the expense.

5.5 Mechanic’s Liens: Tenant shall keep the Project free from any liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant or Tenant’s Agents relating to the Project. If any claim of lien is recorded (except those caused by Landlord or Landlord’s Agents), Tenant shall bond against or discharge the same within 10 days after the same has been recorded against the Project. Should any lien be filed against the Project or any action be commenced affecting title to the Project, the party receiving notice of such lien or action shall immediately give the other party written notice thereof.

5.6 Taxes on Tenant’s Property: Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant’s estate in this Lease or the property of Tenant situated within the Premises which become due during the Lease Term. If any tax or other charge is assessed by any governmental agency because of the execution of this Lease, such tax shall be paid by Tenant. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments.

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ARTICLE 6

REPAIR AND MAINTENANCE

6.1 Tenant’s Obligation to Maintain: Except as otherwise provided in §6.2, §11.1, and §12.3, Tenant shall be responsible for the following during the Lease Term:

A. Tenant shall clean and maintain in good order, condition, and repair and replace when necessary the Premises and every part thereof, through regular inspections and servicing, including, but not limited to: (i) all plumbing and sewage facilities (including all sinks, toilets, faucets and drains), and all ducts, pipes, vents or other parts of the HVAC or plumbing system; (ii) all fixtures, interior walls, floors, carpets and ceilings; (iii) all windows, doors, entrances, plate glass, showcases and skylights (including cleaning both interior and exterior surfaces); (iv) all electrical facilities and all equipment (including all lighting fixtures, lamps, bulbs, tubes, fans, vents, exhaust equipment and systems); and (v) any automatic fire extinguisher equipment in the Premises.

B. With respect to utility facilities serving the Premises (including electrical wiring and conduits, gas lines, water pipes, and plumbing and sewage fixtures and pipes), Tenant shall be responsible for the maintenance and repair of any such facilities which serve only the Premises, including all such facilities that are within the walls or floor, or on the roof of the Premises, and any part of such facility that is not within the Premises, but only up to the point where facilities join a main or other junction (e.g., sewer main or electrical transformer) from which such utility services are distributed to other parts of the Project as well as to the Premises. Tenant shall replace any damaged or broken glass in the Premises (including all interior and exterior doors and windows) with glass of the same kind, size and quality. Tenant shall repair any damage to the Premises (including exterior doors and windows) caused by vandalism or any unauthorized entry during the Lease Term or any period of Early Occupancy, or any period past the Lease Term when Tenant continues to occupy or possess the Premises.

C. Tenant shall (i) maintain, repair, and replace when necessary all HVAC equipment which services only the Premises, and shall keep the same in good condition through regular inspection and servicing, and (ii) maintain continuously throughout the Lease Term a service contract for the maintenance of all such HVAC equipment with a licensed HVAC repair and maintenance contractor approved by Landlord such approval not to be unreasonably withheld, which contract provides for the periodic inspection and servicing of the HVAC equipment at least once every 60 days during the Lease Term. Notwithstanding the foregoing, Landlord may elect at any time to assume responsibility for the maintenance, repair and replacement of such HVAC equipment which serves only the Premises, if Landlord shall reasonably determine that there is no HVAC contractor under contract with Tenant, or that such contractor is not adequately and competently maintaining and inspecting the HVAC system and equipment. Tenant shall maintain continuously throughout the Lease Term a service contract for the washing of all windows (both interior and exterior surfaces) in the Premises with a contractor approved by Landlord which approval shall not be unreasonably withheld, which contract provides for the periodic washing of all such windows at least once every 60 days during the Lease Term. Tenant shall maintain continuously throughout the Lease Term a service contract for the monitoring of the fire alarm and the quarterly inspection of the fire sprinklers, and any other inspection and/or maintenance of the fire and life safety systems as required by law. Tenant shall maintain continuously throughout the Lease a service contract for the inspection, monitoring, and repair of the elevator. Tenant shall furnish Landlord with copies of all such service contracts, which shall provide that they may not be cancelled or changed without at least 30 days’ prior written notice to Landlord.

D. All repairs and replacements required of Tenant shall be promptly made with new materials of like kind and quality. If the work affects the structural parts of the Building or if the estimated cost of any item of repair or replacement is in excess of the Permitted Tenant’s Alterations Limit, then Tenant shall first obtain Landlord’s written approval of the scope of the work, plans therefore, materials to be used, and the contractor

6.2 Landlord’s Obligation to Maintain: Landlord shall repair, maintain and operate the Common Area and repair and maintain the roof, foundation, exterior and structural parts of the building(s) located on the Project as well as all subsurface major utility conduits (such as sewer and water mains) up to the point where they branch of and serve only the Premises, so that the same are kept in good order and repair. If there is central HVAC or other building service equipment and/or utility facilities serving portions of the Common Area and/or both the Premises and other parts of the Building, Landlord shall maintain and operate (and replace when necessary) such equipment. Landlord shall not be responsible for repairs required by an accident, fire or other peril or for damage caused to any part of the Project by any act or omission of Tenant or Tenant’s Agents except as otherwise required by Article 11. Landlord may engage contractors of its choice to perform the obligations required of it by this Article, and the necessity of any expenditure to perform such obligations shall be at the sole discretion of Landlord.

6.3 Control of Common Area: Landlord shall at all times have exclusive control of the Common Area. Landlord shall have the right, without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of rent, while reasonably preserving Tenant’s enjoyment of the benefit of this Lease and Tenant’s right to access to and from the Premises, to: (i) close any part of the Common Area to whatever extent required in the opinion of Landlord’s counsel to prevent a dedication thereof or the accrual of any prescriptive rights therein; (ii) temporarily close the Common Area to perform maintenance or for any other reason deemed sufficient by Landlord; (iii) change the shape, size, location and extent of the Common Area; (iv) eliminate from or add to the Project any land or improvement, including multi-deck parking structures; (v) make changes to the Common Area including, without limitation, changes in the location of driveways, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, parking spaces, parking areas, sidewalks or the direction of the flow of traffic and the site of the Common Area; (vi) remove unauthorized persons from the Project; and/or (vii) change the name or address of the Building or Project. Tenant shall keep the Common Area clear of all obstructions created or permitted by Tenant. If in the opinion of Landlord unauthorized persons are using any of the Common Area by reason of the presence of Tenant in the Building, Tenant, upon

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demand of Landlord, shall restrain such unauthorized use by appropriate proceedings. In exercising any such rights regarding the Common Area, (i) Landlord shall make a reasonable effort to minimize any disruption to Tenant’s business, and (ii) Landlord shall not exercise its rights to control the Common Area in a manner that would materially interfere with Tenant’s use of the Premises without first obtaining Tenant’s consent. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project. Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project.

ARTICLE 7

WASTE DISPOSAL AND UTILITIES

7.1 Waste Disposal: Tenant shall store its waste either inside the Premises or within outside trash enclosures that are fully fenced and screened in compliance with all Private Restrictions, and designed for such purpose. All entrances to such outside trash enclosures shall be kept closed, and waste shall be stored in such manner as not to be visible from the exterior of such outside enclosures. Tenant shall cause all of its waste to be regularly removed from the Premises at Tenant’s sole cost. Tenant shall keep all fire corridors and mechanical equipment rooms in the Premises free and clear of all obstructions at all times.

7.2 Hazardous Materials: Tenant shall complete the attached Exhibit D (Hazardous Materials Acknowledgment and Questionnaire) and supply same to Landlord prior to Landlord’s execution hereof. Landlord and Tenant agree as follows with respect to the existence or use of Hazardous Materials on the Project:

A. Any handling, transportation, storage, treatment, disposal or use of Hazardous Materials by Tenant and Tenant’s Agents after the Effective Date in or about the Project shall strictly comply with all applicable Hazardous Materials Laws. Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold harmless Landlord from and against any liabilities, losses, claims, damages, lost profits, consequential damages, interest, penalties, fines, monetary sanctions, attorneys’ fees, experts’ fees, court costs, remediation costs, investigation costs, and other expenses which result from or arise in any manner whatsoever out of the use, storage, treatment, transportation, release, or disposal of Hazardous Materials on or about the Project by Tenant or Tenant’s Agents after the Effective Date.

B. If the presence of Hazardous Materials on the Project caused or permitted by Tenant or Tenant’s Agents after the Effective Date results in contamination or deterioration of water or soil resulting in a level of contamination greater than the levels established as acceptable by any governmental agency having jurisdiction over such contamination, then Tenant shall promptly take any and all action necessary to investigate and remediate such contamination if required by Law or as a condition to the issuance or continuing effectiveness of any governmental approval which relates to the use of the Project or any part thereof. Tenant shall further be solely responsible for, and shall defend, indemnify and hold Landlord and its agents harmless from and against, all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any investigation and remediation required hereunder to return the Project to its condition existing prior to the appearance of such Hazardous Materials.

C. Landlord and Tenant shall each give written notice to the other as soon as reasonably practicable of (i) any communication received from any governmental authority concerning Hazardous Materials which relates to the Project, and (ii) any contamination of the Project by Hazardous Materials which constitutes a violation of any Hazardous Materials Law. Tenant may use small quantities of household chemicals such as adhesives, lubricants, and cleaning fluids in order to conduct its business at the Premises and such other Hazardous Materials as are necessary for the operation of Tenant’s business of which Landlord receives notice prior to such Hazardous Materials being brought onto the Premises and which Landlord consents in writing may be brought onto the Premises. At any time during the Lease Term, Tenant shall, within five days after written request therefor received from Landlord, disclose in writing all Hazardous Materials that are being used by Tenant on the Project, the nature of such use, and the manner of storage and disposal.

D Landlord may cause testing wells to be installed on the Project, and may cause the ground water to be tested to detect the presence of Hazardous Material by the use of such tests as are then customarily used for such purposes. If Tenant so requests, Landlord shall supply Tenant with copies of such test results. The cost of such tests and of the installation, maintenance, repair and replacement of such wells shall be paid by Tenant if such tests disclose the existence of facts which give rise to liability of Tenant pursuant to its indemnity given in §7.2A and/or §7.2B.

E. As used herein, the term “Hazardous Material,” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material,” includes, without limitation, petroleum products, asbestos, PCB’s, and any material or substance which is (i) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response; Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). As used herein, the term “Hazardous Material Law” shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including the U.S. Environmental Protection Agency, the California Regional Water Quality Control Board, and the California Department of Health Services) which regulates the use, storage, release or disposal of any Hazardous Material.

F. The obligations of Landlord and Tenant under this §7.2 shall survive the expiration or earlier termination of the Lease Term. The rights and

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obligations of Landlord and Tenant with respect to issues relating to Hazardous Materials are exclusively established by this §7.2. In the event of any inconsistency between any other part of this Lease and this §7.2, the terms of this §7.2 shall control.

G. Landlord’s Indemnity for Hazardous Materials: Notwithstanding anything to the contrary in this Lease, Landlord will indemnify, defend upon demand with counsel reasonably acceptable to Tenant, and hold harmless Tenant from and against any first party or third party liabilities, losses, claims, damages, lost profits, consequential damages, interest, penalties, fines, monetary sanctions, attorneys’ fees, experts’ fees, court costs, remediation costs, investigation costs, and other expenses which (i) result from or arise in any manner whatsoever out of the presence of Hazardous Materials on or about the Project prior to Tenant’s occupancy thereof or (ii) result from or arise out of the presence of Hazardous Materials on or about the Project during the Term of this Lease except to the extent that the presence of such Hazardous Materials was caused or knowingly or negligently permitted by Tenant or Tenant’s Agents

7.3 Utilities: Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials or services furnished directly to or used by Tenant on or about the Premises during the Lease Term, including, without limitation, (i) meter, use and/or connection fees, hook-up fees, or standby fee (excluding any connection fees or hook-up fees which relate to making the existing electrical, gas, and water service available to the Premises as of the Commencement Date), and (ii) penalties for discontinued or interrupted service. If any utility service is not separately metered to the Premises, then Tenant shall pay its pro rata share of the cost of such utility service with all others served by the service not separately metered. However, if Landlord determines that Tenant is using a disproportionate amount of any utility service not separately metered, then Landlord at its election may (i) periodically charge Tenant, as Additional Rent, a sum equal to Landlord’s reasonable estimate of the cost of Tenant’s excess use of such utility service, or (ii) install a separate meter (at Tenant’s expense) to measure the utility service supplied to the Premises.

Tenant hereby grants Landlord the right to contract with the utility service providers of Landlord’s choice for the Building, and further grants Landlord the right at any time and from time to time to select, substitute and contract with alternative utility service providers. Tenant shall cooperate with Landlord and all utility service providers through allowing access to the Premises for the purposes of installation, maintenance, repair and replacement of all utility service systems, lines and equipment. Landlord shall, however, be responsible for the restoration of the Premises to their condition prior to that access. In the event of any change, failure, interference, disruption, or defect in the supply or character of the utilities provided to the Premises, Tenant agrees to look to the utility service providers and not to Landlord for any losses, damages or expenses that Tenant may incur or sustain.

7.4 Compliance with Governmental Regulations: Landlord and Tenant shall comply with all rules, regulations and requirements promulgated by national, state or local governmental agencies or utility suppliers concerning the use of utility services, including any rationing, limitation or other control. Tenant shall not be entitled to terminate this Lease nor to any abatement in rent by reason of such compliance.

Tenant shall promptly, at its sole expense, without any allowances, contributions or credits from the Landlord, comply with all laws (including the American’s with Disabilities Act of 1992), ordinances, regulations, codes, rules, requirement and orders of all municipal, county, state, and federal authorities, boards, commissions and other governmental agencies with respect to its use of the Premises and as otherwise set forth in Section 5.3 hereof. Tenant shall similarly comply with and immediately execute the rules, orders, regulations and recommendations, whenever issued, of the Board of Fire Underwriters or any other similar board or organization which may now or hereafter exercise similar powers for the preventions of fires. In addition, Tenant shall also comply with and immediately execute all reasonable orders and recommendations, whenever made or given, of any insurance company which insures or participates in insuring the Premises against loss by fire or other casualty.

ARTICLE 8

COMMON OPERATING EXPENSES

8.1 Tenant’s Obligation to Reimburse: As Additional Rent, Tenant shall pay Tenant’s Share (specified in Section G of the Summary) of all Common Operating Expenses of the Building and the Project, based on the percentages indicated in Section G for each. Landlord shall reasonably determine which Common Operating Expenses are fairly allocable to the Building and to the Project as a whole. Common Operating Expenses which relate to the Project in general and are not fairly allocable to any one building that is part of the Project shall be so allocated. Tenant shall pay such share of the actual Common Operating Expenses incurred or paid by Landlord but not theretofore billed to Tenant within 10 days after receipt of a written bill therefor from Landlord, on such periodic basis as Landlord shall designate, but in no event more frequently than once a month. Alternatively, Landlord may from time to time require that Tenant pay Tenant’s Share of Common Operating Expenses in advance in estimated monthly installments, in accordance with the following: (i) Landlord shall deliver to Tenant Landlord’s reasonable estimate of the Common Operating expenses it anticipates will be paid or incurred for the Landlord’s fiscal year in question; (ii) during such Landlord’s fiscal year Tenant shall pay such share of the estimated Common Operating Expenses in advance in monthly installments as required by Landlord due with the installments of Base Monthly Rent; and (iii) within 90 days after the end of each Landlord’s fiscal year, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Common Operating Expenses paid or incurred by Landlord during the just ended Landlord’s fiscal year and thereupon there shall be an adjustment between Landlord and Tenant, with payment to Landlord or credit by Landlord against the next installment of Base Monthly Rent, as the case may require, within 10 days after delivery by Landlord to Tenant of said statement, so that Landlord shall receive the entire amount of Tenant’s Share of all Common Operating Expenses for

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such Landlord’s fiscal year and no more. Tenant shall have the right at its expense, exercisable upon reasonable prior written notice to Landlord, to inspect at Landlord’s office during normal business hours Landlord’s books and records as they relate to Common Operating Expenses. Such inspection must be within 30 days of Tenant’s receipt of Landlord’s annual statement for the same, and shall be limited to verification of the charges contained in such statement. Tenant may not withhold payment of such bill pending completion of such inspection.

8.2 Common Operating Expenses Defined: The term “Common Operating Expenses” shall mean the following:

A. All costs and expenses paid or incurred by Landlord in doing the following (including payments to independent contractors providing services related to the performance of the following): (i) maintaining, cleaning, repairing and resurfacing the roof (including repair of leaks) and the exterior surfaces (including painting) of all buildings located on the Project; (ii) maintenance of the liability, fire and property damage insurance covering the Project carried by Landlord pursuant to Section 9.2 (including the prepayment of premiums for coverage of up to one year); (iii) maintaining, repairing, operating and replacing when necessary HVAC equipment, utility facilities and other building service equipment; (iv) providing utilities to the Common Area (including lighting, trash removal and water for landscaping irrigation); (v) complying with all applicable Laws and Private Restrictions subject to Section 5.3 hereof and the Rider attached hereto; (vi) operating, maintaining, repairing, cleaning, painting, restriping and resurfacing the Common Area; (vii) replacement or installation of lighting fixtures, directional or other signs and signals, irrigation systems, trees, shrubs, ground cover and other plant materials, and all landscaping in the Common Area; and (viii) providing security;

B. The following costs: (i) Real Property Taxes as defined in §8.3; (ii) the amount of any “deductible” paid by Landlord with respect to damage caused by any Insured Peril; (iii) the cost to repair damage caused by an Uninsured Peril up to a maximum amount in any 12 month period equal to $100,000.00; and (iv) that portion of all compensation (including benefits and premiums for workers’ compensation and other insurance) paid to or on behalf of employees of Landlord but only to the extent they are involved in the performance of the work described by §8.2A that is fairly allocable to the Project;

C. Fees for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), except that the total amount charged for management services and included in Tenant’s Share of Common Operating Expenses shall not exceed the monthly rate of Two Percent (2%) of the Base Monthly Rent.

D. All additional costs and expenses incurred by Landlord with respect to the operation, protection, maintenance, repair and replacement of the Project which would be considered a current expense (and not a capital expenditure) pursuant to generally accepted accounting principles; provided, however, that Common Operating Expenses shall not include any of the following: (i) payments on any loans or ground leases affecting the Project; (ii) depreciation of any buildings or any major systems of building service equipment within the Project; (iii) leasing commissions; (iv) the cost of tenant improvements installed for the exclusive use of other tenants of the Project; (v) any cost incurred in connection with Hazardous Materials at the Project or compliance with Hazardous Materials Laws, which subject is governed exclusively by §7.2; (vi) costs occasioned by the act, omission or violation of Law by Landlord, any other occupant of the Project, or their respective agents, employees or contractors; (vii) costs occasioned by by the exercise of the power of eminent domain; (viii) costs for which Landlord obtains reimbursement from others; (ix) the cost of any renovation, development, improvement, painting or redecorating of any portion of the Project not made available for Tenant’s use; (x) attorneys’ fees, costs or other disbursements incurred in connection with negotiations or disputes with any other occupant of the Project and costs arising from the violation by Landlord or any occupant of the Project (other than Tenant) of the terms and conditions of any lease or other agreement; (xi) advertising or promotional costs; (xii) insurance costs for increases in insurance costs caused by the activities of another occupant of the Project except as otherwise specifically permitted in this Lease; (xiii) capital expenses subject to .Paragraph 5.4 except on the amortized basis set forth therein; (xiv) expense reserves; and (xv) costs particular to commercial concessions at the Project.

8.3 Real Property Taxes Defined: The term “Real Property Taxes” shall mean all taxes, assessments, levies, and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments resulting from a change in ownership, new construction, or any other cause, provided, that Landlord shall pay all such matters on the longest term available basis, and Tenant shall not be required to pay on such except on such basis), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of all or any portion of the Project (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord’s interest therein, the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located on the Project, the gross receipts, income, or rentals from the Project, or the use of parking areas, public utilities, or energy within the Project, or Landlord’s business of leasing the Project. If at any time during the Lease Term the method of taxation or assessment of the Project prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (i) on the value, use or occupancy of the Project or Landlord’s interest therein, or (ii) on or measured by the gross receipts, income or rentals from the Project, on Landlord’s business of leasing the Project, or computed in any manner with respect to the operation of the

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Project, then any such tax or charge, however designated, shall be included within the meaning of the term “Real Property Taxes” for purposes of this Lease. If any Real Property Tax is based upon property or rents unrelated to the Project, then only that part of such Real Property Tax that is fairly allocable to the Project shall be included within the meaning of the term “Real Property Taxes”. Notwithstanding the foregoing, the term “Real Property Taxes” shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord’s income from all sources, nor shall it include any assessments except that amount payable in each calendar.

8.4 Audit Right: Tenant may review Landlord’s books and records (i) at Landlords place of business and (ii) at Tenants sole cost and expense; with respect to the Operating Expenses and other charges under the Lease from time to time, and may engage a reputable firm of Certified Public Accountants (which shall not be hired on a contingency basis) to cause an audit of Landlord’s books and records no more than once with regard to each accounting year to determine the accuracy of Landlord’s Operating Expenses and other charges under the Lease. Such audit must be commenced not later than sixty (60) days after Landlord provides the written reconciliation of expenses for a particular year and completed not later than ninety (90) days after such reconciliation is provided. Landlord shall reasonably provide access to such books and records during regular business hours. If such audit reveals that Tenant has overpaid on Operating Expenses, for any such year, then Landlord shall pay to Tenant the excess within thirty (30) days. If such audit reveals that Tenant has underpaid on Operating Expenses for any such year, then Tenant shall pay to Landlord the excess amount at the time the next payment of Base Rent is due. If an audit determines, and Landlord agrees or a Court determines, that Tenant has been overcharged for Operating Expenses in a particular accounting year by an amount equal to the greater of 5% of the sum which should have been due or $5,000.00, then Landlord shall pay Tenant’s reasonable cost of the third party audit which so determined.

ARTICLE 9

INSURANCE

9.1 Tenant’s Insurance: Tenant covenants and agrees that so long as this Lease remains in effect and during such other times as Tenant occupies the Premises or any part thereof, Tenant at its sole cost and expense, shall obtain, maintain and keep in full force and effect as to the Premises for the benefit and protection of the Parties:

(1) Commercial general liability insurance including blanket contractual, personal injury, fire legal liability, broad form liability, owned, non-owned and hired automobile coverages naming Tenant as insured, and Landlord, any mortgagee of the Building, any lessor of the Property, and any managing agent of Landlord’s (currently AEGON USA Realty Advisors, Inc.) and Landlord’s property management company, as additional insureds, with minimum limits of Five Million Dollars ($5,000,000) combined single limit for property damage and bodily injury per occurrence for any and all claims, demands or actions for injury or damage to persons or property or for the loss of life occurring upon, in or about the Premises, and the public portions of the Building or Building Complex arising out of or in connection with any act or omission of Tenant, or of any employee, customer, agent, invitee, client, guest, contractor, servant, lessee, concessionaire, or representative of Tenant, or otherwise attributable to Tenant, or arising out of the Lease or Tenant’s occupancy of the Premises.

(2) Fire and extended coverage insurance of the type commonly referred to as “all risk” insurance including without limitation sprinkler leakage, water, and flood and earthquake, if flood and earthquake exposure exists, and vandalism and malicious mischief on a one hundred percent (100%) replacement cost basis covering Tenant’s interest in all Tenant Improvements to the extent not covered by Landlord’s property insurance and all contents, merchandise, supplies, inventory, floor coverings, improvements, furniture, machinery, and trade fixtures and equipment owned or installed by Tenant. Tenant shall apply all insurance proceeds attributable to any of the foregoing items to the repair and restoration thereof.

(3) Business interruption insurance with all risk perils and such other insurance in such amounts as Landlord shall reasonably require.

(4) Worker’s Compensation Insurance as required by law and Employers’ Liability Coverage for a minimum of One Hundred Thousand Dollars ($100,000) per occurrence.

(5) The limits of insurance coverage shall not limit the liability of Tenant. If Tenant fails to procure or maintain insurance coverages as provided above, Landlord may, but shall not be required to, procure and maintain coverage at the expense of Tenant.

A. Where applicable and required by Landlord, each policy of insurance required to be carried by Tenant pursuant to this §9.1: (i) shall name Landlord and such other parties in interest as Landlord reasonably designates as additional insured; (ii) shall be primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord; (iii) shall be in a form satisfactory to Landlord; (iv) shall be carried with companies reasonably acceptable to Landlord; (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least 30 days prior written notice to Landlord so long as such provision of 30 days notice is reasonably obtainable, but in any event not less than 10 days prior written notice; (vi) shall not have a “deductible” in excess of such amount as Landlord reasonably approves (and Landlord hereby approves the amount of $50,000.00); (vii) shall contain a cross liability endorsement; and (viii) shall contain a “severability” clause. If Tenant has in full force and effect a blanket policy of liability insurance with the same coverage for the Premises as described above, as well as other coverage of other premises and properties of Tenant, or in which Tenant has some interest, such blanket insurance shall satisfy the requirements of this §9.1.

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B. A copy of each paid-up policy evidencing the insurance required to be carried by Tenant pursuant to this §9.1 (appropriately authenticated by the insurer) or a certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this §9.1, and containing the provisions specified herein, shall be delivered to Landlord prior to the time Tenant or any of its Agents enters the Premises and upon renewal of such policies, but not less than 5 days prior to the expiration of the term of such coverage. Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant pursuant to this §9.1. If any Lender or insurance advisor reasonably determines at any time that the amount of coverage required for any policy of insurance Tenant is to obtain pursuant to this §9.1 is not adequate, then Tenant shall increase such coverage for such insurance to such amount as such Lender or insurance advisor reasonably deems adequate, not to exceed the level of coverage for such insurance commonly carried by comparable businesses similarly situated.

9.2 Landlord’s Insurance: Landlord shall have the following obligations and options regarding insurance:

A. Landlord shall maintain a policy or policies of fire and property damage insurance in so-called “all risk” form insuring Landlord (and such others as Landlord may designate) against loss of rents for a period of not less than 12 months and from physical damage to the Project with coverage of not less than the full replacement cost thereof. Landlord may so insure the Project separately, or may insure the Project with other property owned by Landlord which Landlord elects to insure together under the same policy or policies. Such fire and property damage insurance (i) may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake and/or flood, and to provide such additional coverage as Landlord reasonably requires, and (ii) shall contain reasonable “deductibles” which, in the case of earthquake and flood insurance, may be up to 15% of the replacement value of the property insured or such higher amount as is then commercially reasonable. Landlord shall not be required to cause such insurance to cover any Trade Fixtures or Tenant’s Alterations of Tenant.

B. Landlord may maintain a policy or policies of commercial general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Project, with combined single limit coverage in such amount as Landlord from time to time determines is reasonably necessary for its protection.

9.3 Tenant’s Obligation to Reimburse: If Landlord’s insurance rates for the Building are increased at any time during the Lease Term as a result of the nature of Tenant’s use of the Premises, Tenant shall reimburse Landlord for the full amount of such increase immediately upon receipt of a bill from Landlord therefore.

9.4 Release and Waiver of Subrogation: Notwithstanding anything to the contrary in this Lease, the parties hereto release each other, and their respective agents and employees, from any liability for injury to any person or damage to property that is caused by or results from any risk insured against under any valid and collectible insurance policy carried by either of the parties which contains a waiver of subrogation by the insurer and is in force at the time of such injury or damage (or which would have been in force had the relevant party maintained the insurance required under this Lease), regardless of the negligence of the party receiving the benefit of the waiver; subject to the following limitations: (i) the foregoing provision shall not apply to the commercial general liability insurance described by subparagraphs §9.1A and §9.2B; (ii) such release shall apply to liability resulting from any risk insured against or covered by self-insurance maintained by Tenant or Landlord and (iii) Tenant shall not be released from any such liability to the extent any damages resulting from such injury or damage are not covered by the recovery obtained by Landlord from such insurance, but only if the insurance in question permits such partial release in connection with obtaining a waiver of subrogation from the insurer. This release shall be in effect only so long as the applicable insurance policy contains a clause to the effect that this release shall not affect the right of the insured to recover under such policy. Each party shall use reasonable efforts to cause each insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against the other party and its agents and employees in connection with any injury or damage covered by such policy. However, if any insurance policy cannot be obtained with such a waiver of subrogation, or if such waiver of subrogation is only available at additional cost and the party for whose benefit the waiver is to be obtained does not pay such additional cost, then the party obtaining such insurance shall notify the other party of that fact and thereupon shall be relieved of the obligation to obtain such waiver of subrogation rights from the insurer with respect to the particular insurance involved.

ARTICLE 10

LIMITATION ON LANDLORD’S

LIABILITY AND INDEMNITY

10.1 Limitation on Landlord’s Liability: Landlord shall not be liable to Tenant, nor shall Tenant be entitled to terminate this Lease or to any abatement of rent (except as expressly provided otherwise herein), for any injury to Tenant or Tenant’s Agents, damage to the property of Tenant or Tenant’s Agents, or loss to Tenant’s business resulting from any cause, including without limitation any: (i) failure, interruption or installation of any HVAC or other utility system or service; (ii) failure to furnish or delay in furnishing any utilities or services when such failure or delay is caused by fire or other peril, the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; (iii) limitation, curtailment, rationing or restriction on the use of water or electricity, gas or any other form of energy or any services or utility serving the Project; (iv) vandalism or forcible entry by unauthorized persons or the criminal act of any person; or (v) penetration of water into or onto any portion of the Premises or the Building through roof leaks or otherwise. Notwithstanding the foregoing but subject to §9.4, Landlord shall be liable for any such injury, damage or loss which is proximately caused by Landlord’s willful misconduct or gross negligence of which Landlord has

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actual notice and a reasonable opportunity to cure but which it fails to so cure, Further, notwithstanding the foregoing in this Paragraph 10.1, if Landlord’s gross negligence or willful misconduct causes an interruption of utility service to the Premises, and such interruption renders all or substantially all of the Premise unuseable for Tenant’s business purposes, then Tenant shall be entitled to an abatement of rent for the period of interruption, but shall not under any circumstances be entitled to cancel or termination the Lease.

10.2 Limitation on Tenant’s Recourse: If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity: (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives of such business entity; and (ii) Tenant shall not have recourse to the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders, principals or representatives except to the extent of their interest in the Project. Tenant shall have recourse only to the interest of Landlord in the Project (including the equity in the Project any rentals or other income from the Project) for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

10.3 Indemnification by Landlord and Tenant: Tenant shall hold harmless, indemnify and defend Landlord, and its employees, agents and contractors, with competent counsel reasonably satisfactory to Landlord (and Landlord agrees to accept counsel that any insurer requires be used), from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from (i) any cause or causes whatsoever (other than the willful misconduct or gross negligence of Landlord ) occurring in or about or resulting from an occurrence in or about the Premises during the Lease Term; (ii) the negligence or willful misconduct of Tenant or its agents, employees and contractors, wherever the same may occur; or (iii) an Event of Tenant’s Default.

Landlord shall hold harmless, indemnify and defend Tenant, and its employees, agents and contractors, with competent counsel reasonably satisfactory to Tenant (and Tenant agrees to accept counsel that any insurer requires be used), from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage for which Tenant is not required to indemnify as set forth above in this Paragraph 10.3 and which results from the gross negligence or willful misconduct of Landlord or its agents, employees and contractors, wherever the same may occur. The provisions of this §10.3 shall survive the expiration or sooner termination of this Lease.

ARTICLE 11

DAMAGE TO PREMISES

11.1 Landlord’s Duty to Restore: If the Premises are damaged by any peril after the Effective Date, Landlord shall restore the Premises unless the Lease is terminated by Landlord pursuant to §11.2 or by Tenant pursuant to §11.3. All insurance proceeds available from the fire and property damage insurance carried by Landlord pursuant to §9.2 shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either §11.2 or §11.3, then all insurance proceeds available from insurance carried by Tenant which covers loss to property that is Landlord’s property or which Tenant would not be permitted to remove prior to the expiration or earlier termination of this Lease shall be paid to and become the property of Landlord. If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Premises, to the extent then allowed by Law, to substantially the same condition in which the Premises were immediately prior to such damage. Landlord’s obligation to restore shall be limited to the Premises and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant in the Premises.

11.2 Landlord’s Right to Terminate: Landlord shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Tenant of a written notice of election to terminate within 30 days after the date of such damage:

A. Either the Project or the Building is damaged by an Insured Peril to such an extent that the estimated cost to restore exceeds 33% of the then actual replacement cost thereof;

B. Either the Project or the Building is damaged by an Uninsured Peril to such an extent that the estimated cost to restore exceeds 10% of the then actual replacement cost thereof; provided, however, that Landlord may not terminate this Lease pursuant to this §11.2B if one or more tenants of the Project agree in writing to pay the amount by which the cost to restore the damage exceeds such amount and subsequently deposit such amount with Landlord within 30 days after Landlord has notified Tenant of its election to terminate this Lease;

C. The Premises are damaged by any peril within 12 months of the last day of the Lease Term to such an extent that the estimated cost to restore equals or exceeds an amount equal to six times the Base Monthly Rent then due; provided, however, that Landlord may not terminate this Lease pursuant to this §11.2C if Tenant, at the time of such damage, has a then valid express written option to extend the Lease Term and Tenant exercises such option to extend the Lease Term within 15 days following the date of such damage; or

D. Either the Project or the Building is damaged by any peril and, because of the Laws then in force, (i) cannot be restored at reasonable cost to substantially the same condition in which it was prior to such damage, or (ii) cannot be used for the same use being made thereof before such damage if restored as required by this Article.

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E. As used herein, the following terms shall have the following meanings: (i) the term “Insured Peril” shall mean a peril actually insured against for which the insurance proceeds actually received by Landlord are sufficient (except for any “deductible” amount specified by such insurance) to restore the Project under then existing building codes to the condition existing immediately prior to the damage; and (ii) the term “Uninsured Peril” shall mean any peril which is not an Insured Peril. Notwithstanding the foregoing, if the “deductible” for earthquake or flood insurance exceeds 10% of the replacement cost of the improvements insured, such peril shall be deemed an “Uninsured Peril”.

11.3 Tenant’s Right to Terminate: If the Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to §11.2, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be completed. Tenant shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Landlord of a written notice of election to terminate within 7 days after Tenant receives from Landlord the estimate of the time needed to complete such restoration or, as provided in subsection B below within 7 days following failure to timely complete the restoration.

A. The Premises are damaged by any peril and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within 240 days after the date of such damage;

B. The Premises are damaged by any peril and the restoration of the Premises is not substantially completed within 180 days after the date of such damage, provided, that Tenant gives Landlord thirty (30) days notice of its intent to terminate the Lease after Landlord fails to complete within said 180 day period, and Landlord does not thereafter complete the restoration within such thirty (30) day period; or

C. The Premises are damaged by any peril within 12 months of the last day of the Lease Term and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within 90 days after the date of such damage and such damage renders unusable more than 30% of the Premises.

11.4 Abatement of Rent: In the event of damage to the Premises which does not result in the termination of this Lease, the Base Monthly Rent and the Additional Rent shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant’s use of the Premises is impaired by such damage. Tenant shall not be entitled to any compensation or damages from Landlord for loss of Tenant’s business or property or for any inconvenience or annoyance caused by such damage or restoration. Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and the provisions of any similar law hereinafter enacted.

ARTICLE 12

CONDEMNATION

12.1 Landlord’s Termination Right: Landlord shall have the right to terminate this Lease if, as a result of a taking by means of the exercise of the power of eminent domain (including a voluntary sale or transfer by Landlord to a condemnor under threat of condemnation), (i) all or any part of the Premises is so taken, (ii) more than 10% of the Building Leasable Area is so taken, or (ii) more than 50% of the Common Area is so taken. Any such right to terminate by Landlord must be exercised within a reasonable period of time, to be effective as of the date possession is taken by the condemnor.

12.2 Tenant’s Termination Right: Tenant shall have the right to terminate this Lease if, as a result of any taking by means of the exercise of the power of eminent domain (including any voluntary sale or transfer by Landlord to any condemnor under threat of condemnation), (i) 10% or more of the Premises is so taken and that part of the Premises that remains cannot be restored within a reasonable period of time and thereby made reasonably suitable for the continued operation of the Tenant’s business, or (ii) there is a taking affecting the Common Area and, as a result of such taking, Landlord cannot provide parking spaces within reasonable walking distance of the Premises equal in number to at least 80% of the number of spaces allocated to Tenant by §2.1, whether by rearrangement of the remaining parking areas in the Common Area (including construction of multi-deck parking structures or restriping for compact cars where permitted by Law) or by alternative parking facilities on other land. Tenant must exercise such right within a reasonable period of time, to be effective on the date that possession of that portion of the Premises or Common Area that is condemned is taken by the condemnor.

12.3 Restoration and Abatement of Rent: If any part of the Premises or the Common Area is taken by condemnation and this Lease is not terminated, then Landlord shall restore the remaining portion of the Premises and Common Area and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant. Thereafter, except in the case of a temporary taking, as of the date possession is taken the Base Monthly Rent shall be reduced in the same proportion that the floor area of that part of the Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Premises.

12.4 Temporary Taking: If any portion of the Premises is temporarily taken for one year or less, this Lease shall remain in effect. If any portion of the Premises is temporarily taken by condemnation for a period which exceeds one year or which extends beyond the natural expiration of the Lease Term, and such taking materially and adversely affects Tenant’s ability to use the Premises for the Permitted Use, then Tenant shall have the right to terminate this Lease, effective on the date possession is taken by the condemnor.

12.5 Division of Condemnation Award: Any award made as a result of any condemnation of the Premises or the Common Area shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided,

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however, that Tenant shall be entitled to receive any condemnation award that is made directly to Tenant for the following so long as the award made to Landlord is not thereby reduced: (i) for the taking of personal property or Trade Fixtures belonging to Tenant; (ii) for the interruption of Tenant’s business or its moving costs; (iii) for loss of Tenant’s goodwill; or (iv) for any temporary taking where this Lease is not terminated as a result of such taking. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of California Code of Civil Procedure Section 1265.130 and the provisions of any similar law hereinafter enacted allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

ARTICLE 13

DEFAULT AND REMEDIES

13.1 Events of Tenant’s Default: Tenant shall be in default of its obligations under this Lease if any of the following events occurs (an “Event of Tenant’s Default”):

A. Tenant shall have failed to pay Base Monthly Rent or Additional Rent when due, and such failure is not cured within five (5) business days after delivery of written notice from Landlord specifying such failure to pay; or

B. Tenant shall have failed to perform any term, covenant, or condition of this Lease except those requiring the payment of Base Monthly Rent or Additional Rent, and Tenant shall have failed to cure such breach within 30 days after written notice from Landlord specifying the nature of such breach where such breach could reasonably be cured within said 30 day period, or if such breach could not be reasonably cured within said 30 day period, Tenant shall have failed to commence such cure within said 30 day period and thereafter continue with due diligence to prosecute such cure to completion within such time period as is reasonably needed,; or

C. Tenant shall have sublet the Premises or assigned its interest in the Lease in violation of the provisions contained in Article 14; or

D. Tenant shall have abandoned the Premises or left the Premises substantially vacant without providing for adequate security; or

E. The occurrence of the following: (i) the making by Tenant of any general arrangements or assignments for the benefit of creditors; (ii) Tenant becomes a “debtor” as defined in 11 USC • 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this Section 13.1E is contrary to any applicable Law, such provision shall be of no force or effect; or

F. Tenant shall have failed to deliver documents required of it pursuant to §15.4 or §15.6 within the time periods specified therein.

13.2 Landlord’s Remedies: If an Event of Tenant’s Default occurs, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

A. Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the rent and other sums as they become due by appropriate legal action,;(ii) the right to make payments required of Tenant or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant; and (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease. Notwithstanding anything contained in this Lease, in the event of a breach of an obligation by Tenant which results in a condition which poses an imminent danger to safety of persons or damage to property, an unsightly condition visible from the exterior of the Building, or a threat to insurance coverage, then if Tenant does not cure such breach within 3 days after delivery to it of written notice from Landlord identifying the breach, Landlord may cure the breach of Tenant and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant.

B. Landlord may enter the Premises and release them to third parties for Tenant’s account for any period, whether shorter or longer than the remaining Lease Term. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in releasing the Premises, including brokers’ commissions, expenses of altering and preparing the Premises required by the releasing. Tenant shall pay to Landlord the rent and other sums due under this Lease on the date the rent is due, less the rent and other sums Landlord received from any releasing. No act by Landlord allowed by this subparagraph shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. Notwithstanding any releasing without termination, Landlord may later elect to terminate this Lease because of the default by Tenant.

C. Landlord may terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this §13.2C shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or rent previously accrued or then accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease: (i) appointment of a receiver or keeper in order to protect Landlord’s interest hereunder; (ii) consent to any subletting of the Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise;

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or (iii) any other action by Landlord or Landlord’s Agents intended to mitigate the adverse effects of any breach of this Lease by Tenant, including without limitation any action taken to maintain and preserve the Premises or any action taken to relet the Premises or any portions thereof to the extent such actions do not affect a termination of Tenant’s right to possession of the Premises.

D. In the event Tenant breaches this Lease and abandons the Premises, this Lease shall not terminate unless Landlord gives Tenant written notice of its election to so terminate this Lease. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach, including those described by §13.C, shall constitute a termination of Tenant’s right to possession unless Landlord gives Tenant written notice of termination. Should Landlord not terminate this Lease by giving Tenant written notice, Landlord may enforce all its rights and remedies under this Lease, including the right to recover the rent as it becomes due under the Lease as provided in California Civil Code Section 1951.4.

E. In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to damages in an amount as set forth in California Civil Code Section 1951.2 as in effect on the Effective Date. For purposes of computing damages pursuant to California Civil Code Section 1951.2, (i) an interest rate equal to the Agreed Interest Rate shall be used where permitted, and (ii) the term “rent” includes Base Monthly Rent and Additional Rent. Such damages shall include:

(1). The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(2). Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including the following: (i) expenses for cleaning, repairing or restoring the Premises; (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including installation of leasehold improvements (whether such installation be funded by a reduction of rent, direct payment or allowance to a new tenant, or otherwise); (iii) broker’s fees, advertising costs and other expenses of reletting the Premises; (iv) costs of carrying the Premises, such as taxes, insurance premiums, utilities and security precautions; (v) expenses in retaking possession of the Premises; and (vi) attorneys’ fees and court costs incurred by Landlord in retaking possession of the Premises and in releasing the Premises or otherwise incurred as a result of Tenant’s default.

F. Nothing in this §13.2 shall limit Landlord’s right to indemnification from Tenant as provided in §7.2 and §10.3. Any notice given by Landlord in order to satisfy the requirements of §13.1A or §13.1B above shall also satisfy the notice requirements of California Code of Civil Procedure Section 1161 regarding unlawful detainer proceedings.

G. In the event of a termination due to an Event of Tenant’s Default, Landlord shall have such duties of mitigation as are imposed on Landlord by law.

13.3 Waiver: One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach unless such waiver is in writing and signed by Landlord. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other provisions herein contained.

13.4 Limitation On Exercise of Rights: At any time that an Event of Tenant’s Default has occurred and remains uncured, (i) it shall not be unreasonable for Landlord to deny or withhold any consent or approval requested of it by Tenant which Landlord would otherwise be obligated to give, and (ii) Tenant may not exercise any option to extend, right to terminate this Lease, or other right granted to it by this Lease which would otherwise be available to it.

13.5 Landlord Default, Waiver by Tenant of Certain Remedies: In the event Landlord fails to perform any of its obligations under this Lease and (except in case of emergency posing an immediate threat to persons or property, in which case no prior notice shall be required) fails to cure such default within thirty (30) days after written notice from Tenant specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period and thereafter continuously with due diligence prosecute such cure to completion where such default could not reasonably be cured within said thirty (30) day period, then Tenant may: (i) proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform (except to the extent Tenant has waived its right to damages resulting from injury to person or damage to property as provided hereinExcept as provided above, or as otherwise specifically provided in this Lease, Tenant waives the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease. Tenant hereby waives any right of redemption or relief from forfeiture under the laws of the State of California, or under any other present or future law, including the provisions of Sections 1174 and 1179 of the California Code of Civil Procedure.

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ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfer By Tenant: The following provisions shall apply to any assignment, subletting or other transfer by Tenant or any subtenant or assignee or other successor in interest of the original Tenant (collectively referred to in this §14.1 as “Tenant”):

A. Tenant shall not do any of the following (collectively referred to herein as a “Transfer”), whether voluntarily, involuntarily or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed: (i) sublet all or any part of the Premises or allow it to be sublet, occupied or used by any person or entity other than Tenant; (ii) assign its interest in this Lease; (iii) mortgage or encumber the Lease (or otherwise use the Lease as a security device) in any manner; or (iv) materially amend or modify an assignment, sublease or other transfer that has been previously approved by Landlord. Tenant shall reimburse Landlord for all reasonable costs and attorneys’ fees incurred by Landlord in connection with the evaluation, processing, and/or documentation of any requested Transfer, whether or not Landlord’s consent is granted, not to exceed $2500 per Transfer (provided, that such limitation shall not apply in the event either party institutes litigation relating to the said Transfer. Landlord’s reasonable costs shall include the cost of any review or investigation performed by Landlord or consultant acting on Landlord’s behalf of (i) Hazardous Materials (as defined in Section 7.2E of this Lease) used, stored, released, or disposed of by the potential Subtenant or Assignee, and/or (ii) violations of Hazardous Materials Law (as defined in Section 7.2E of this lease) by the Tenant or the proposed Subtenant or Assignee. Any Transfer so approved by Landlord shall not be effective until Tenant has delivered to Landlord an executed counterpart of the document evidencing the Transfer which (i) is in a form reasonably approved by Landlord; (ii) contains the same terms and conditions as stated in Tenant’s notice given to Landlord pursuant to §14.1B; and (iii) in the case of an assignment of the Lease, contains the agreement of the proposed transferee to assume all obligations of Tenant under this Lease arising after the effective date of such Transfer and to remain jointly and severally liable therefore with Tenant. Any attempted Transfer without Landlord’s consent shall constitute an Event of Tenant’s Default and shall be voidable at Landlord’s option. Landlord’s consent to any one Transfer shall not constitute a waiver of the provisions of this §14.1 as to any subsequent Transfer or a consent to any subsequent Transfer. No Transfer, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease nor to be a consent to any Transfer.

B. At least 20 days before a proposed Transfer is to become effective, Tenant shall give Landlord written notice of the proposed terms of such Transfer and request Landlord’s approval, which notice shall include the following: (i) the name and legal composition of the proposed transferee; (ii) a current financial statement of the transferee, financial statements of the transferee covering the preceding three years if the same exist, and (if available) an audited financial statement of the transferee for a period ending not more than one year prior to the proposed effective date of the Transfer, all of which statements are prepared in accordance with generally accepted accounting principles; (iii) the nature of the proposed transferee’s business to be carried on in the Premises; (iv) all consideration to be given on account of the Transfer; (v) a current financial statement of Tenant; and (vi) an accurately filled out response to Landlord’s standard Hazardous Materials Questionnaire (a copy of which is attached as Exhibit F hereto. Tenant shall provide to Landlord such other information as may be reasonably requested by Landlord within seven days after Landlord’s receipt of such notice from Tenant. Landlord shall respond in writing to Tenant’s request for Landlord’s consent to a Transfer within the later of (i) 15 days of receipt of such request together with the required accompanying documentation, or (ii) seven days after Landlord’s receipt of all information which Landlord reasonably requests within seven days after it receives Tenant’s first notice regarding the Transfer in question. If Landlord fails to respond in writing within said period, Landlord will be deemed to have withheld consent to such Transfer. Tenant shall immediately notify Landlord of any material modification to the proposed terms of such Transfer.

C. In the event that Tenant seeks to make any Transfer, Landlord shall have the right to terminate this Lease if such Transfer is with respect to substantially all of the Premises for substantially all of the remaining Term so that Landlord is thereafter free to lease the Premises to whomever it pleases on whatever terms are acceptable to Landlord. In the event Landlord elects to so terminate this Lease, then (i) if such termination is conditioned upon the execution of a lease between Landlord and the proposed transferee, Tenant’s obligations under this Lease shall not be terminated until such transferee executes a new lease with Landlord, enters into possession and commences the payment of rent, and (ii) if Landlord elects simply to terminate this Lease the Lease shall so terminate in its entirety (or as to the space to be so sublet) fifteen (15) days after Landlord has notified Tenant in writing of such election. Upon such termination, Tenant shall be released from any further obligation under this Lease. Landlord and Tenant shall execute a cancellation and release with respect to the Lease to effect such termination.

D. If Landlord consents to a Transfer proposed by Tenant, Tenant may enter into such Transfer, and if Tenant does so, the following shall apply:

(1). Tenant shall not be released of its liability for the performance of all of its obligations under the Lease.

(2). If Tenant assigns its interest in this Lease, then Tenant shall pay to Landlord 50% of all Subrent (as defined in §14.1D(5)) received by Tenant over and above (i) the assignee’s agreement to assume the obligations of Tenant under this Lease, and (ii) all Permitted Transfer Costs related to such assignment. In the case of assignment, the amount of Subrent owed to Landlord shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to (and actually received by) Tenant by the assignee.

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(3). If Tenant sublets any part of the Premises, then with respect to the space so subleased, Tenant shall pay to Landlord 50% of the positive difference, if any, between (i) all Subrent paid by the subtenant to Tenant, less (ii) the sum of all Base Monthly Rent and Additional Rent allocable to the space sublet and all Permitted Transfer Costs related to such sublease. Such amount shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to (and actually received by) Tenant by its subtenant. In calculating Landlord’s share of any periodic payments, all Permitted Transfer Costs shall be first recovered by Tenant.

(4). Tenant’s obligations under this §14.1D shall survive any Transfer, and Tenant’s failure to perform its obligations hereunder shall be an Event of Tenant’s Default. At the time Tenant makes any payment to Landlord required by this §14.1D, Tenant shall deliver an itemized statement of the method by which the amount to which Landlord is entitled was calculated, certified by Tenant as true and correct. Landlord shall have the right at reasonable intervals to inspect Tenant’s books and records relating to the payments due hereunder. Upon request therefor, Tenant shall deliver to Landlord copies of all bills, invoices or other documents upon which its calculations are based. Landlord may condition its approval of any Transfer upon obtaining a certification from both Tenant and the proposed transferee of all Subrent and other amounts that are to be paid to Tenant in connection with such Transfer.

(5). As used in this §14.1D, the term “Subrent” shall mean any consideration of any kind received, or to be received, by Tenant as a result of the Transfer, if such sums are related to Tenant’s interest in this Lease or in the Premises, excluding payments from or on behalf of the transferee for the fair market value of Tenant’s assets, fixtures, leasehold improvements, inventory, accounts, goodwill, equipment, furniture, services and general intangibles. As used in this §14.1D, the term “Permitted Transfer Costs” shall mean (i) all reasonable leasing commissions paid to third parties not affiliated with Tenant in order to obtain the Transfer in question; (ii) all reasonable attorneys’ fees incurred by Tenant with respect to the Transfer in question; and (iii) the reasonable cost of tenant improvements made for a subtenant or assignee which are generally useable by Landlord and are not specific the subtenant or assignee.

E. If Tenant is a corporation, the following shall be deemed a voluntary assignment of Tenant’s interest in this Lease: (i) any dissolution, merger, consolidation, or other reorganization of or affecting Tenant, whether or not Tenant is the surviving corporation; and (ii) if the capital stock of Tenant is not publicly traded, the sale or transfer to one person or entity (or to any group of related persons or entities) stock possessing more than 50% of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors. If Tenant is a partnership, any withdrawal or substitution (whether voluntary, involuntary or by operation of law, and whether occurring at one time or over a period of time) of any partner owning 25% or more (cumulatively) of any interest in the capital or profits of the partnership, or the dissolution of the partnership, shall be deemed a voluntary assignment of Tenant’s interest in this Lease. Notwithstanding anything contained in §14.1, Tenant may enter into any of the following transfers upon ten (10) day advance written notice to Landlord (a “Permitted Transfer”) without Landlord’s prior written consent, and Landlord shall not be entitled to terminate the Lease pursuant to §14.1C or to receive any part of any Subrent resulting therefrom that would otherwise be due it pursuant to §14.1D:

(1). A Transfer to any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%;

(2). A Transfer which results from a merger, consolidation or other reorganization, regardless of whether the Tenant is the surviving corporation, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and

(3). A Transfer resulting from the acquisition of all or substantially all of the assets or all or any portion of the stock of Tenant, so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction.

In no event shall the sale of all or any portion of Tenant’s stock constitute a Transfer for the purposes of this Article 14, except to the extent provided in Section 14.1F(3) above.

Within ten (10) days of Landlord’s written request, Tenant shall supply Landlord with documents reasonably satisfactory to Landlord to document that a Transfer is a Permitted Transfer pursuant to the requirements of this Paragraph.

14.2 Transfer By Landlord: Landlord and its successors in interest shall have the right to transfer their interest in this Lease and the Project at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and, in the case of any subsequent transfer, the transferor) from the date of such transfer, shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer. After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Premises.

ARTICLE 15

GENERAL PROVISIONS

15.1 Landlord’s Right to Enter: Landlord and its agents may enter the Premises at any reasonable time after giving at least 24 hours’ prior notice to Tenant (and immediately in the case of emergency) for the purpose of: (i) inspecting the same; (ii) posting notices of non-responsibility; (iii) supplying any service to be provided by Landlord to Tenant; (iv) showing the Premises to prospective purchasers, mortgagees or tenants; (v) making necessary alterations, additions or repairs; (vi) performing Tenant’s obligations when Tenant has failed to do so after written notice from Landlord; (vii) placing upon the Premises ordinary “for lease” signs or “for sale” signs; and (viii) responding to

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an emergency. Landlord shall have the right to use any and all means Landlord may deem necessary and proper to enter the Premises in an emergency. Any entry into the Premises obtained by Landlord in accordance with this §15.1 shall not be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises.

15.2 Surrender of the Premises: Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender the Premises to Landlord in the same condition as existed at the Commencement Date, except for (i) reasonable wear and tear, (ii) damage caused by any peril or condemnation, (iii) contamination by Hazardous Materials for which Tenant is not responsible pursuant to §7.2A or §7.2B; (iv) Tenant Improvements or Tenant’s Alterations which Tenant elects not to remove or which Tenant is not allowed to remove, pursuant to §5.2 above; and (v) removal of Tenant Improvements which Tenant is required to remove for any reasons set forth herein. In this regard, normal wear and tear shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of commercially reasonable standards for maintenance, repair and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the expiration or the sooner termination of this Lease: (i) all interior walls shall be painted or cleaned where damaged; (ii) all tiled floors shall be cleaned and waxed; (iii) all carpets shall be cleaned and shampooed; (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced; (v) all windows shall be washed; (vi) the HVAC system shall be serviced by a reputable and licensed service firm and left in good operating condition and repair as so certified by such firm, ; and (vii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses), reasonable wear and tear excepted. If Landlord so requests, Tenant shall, prior to the expiration or sooner termination of this Lease remove any Tenant’s Alterations which Tenant is required to remove pursuant to §5.2 and repair all damage caused by such removal, and (ii) return the Premises or any part thereof to its original configuration existing as of the time the Premises were delivered to Tenant, except with regard to the original Tenant Improvements, which may remain. If the Premises are not so surrendered at the termination of this Lease, Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises to the required condition, plus interest on all costs incurred at the Agreed Interest Rate. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants.

15.3 Holding Over: This Lease shall terminate without further notice at the expiration of the Lease Term. Any holding over by Tenant after expiration of the Lease Term shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the Premises except as expressly provided in this Lease. Any holding over after such expiration with the written consent of Landlord shall be construed to be a tenancy from month to month on the same terms and conditions herein specified insofar as applicable except that Base Monthly Rent shall be increased to an amount equal to 150% of the Base Monthly Rent payable during the last full calendar month of the Lease Term.

15.4 Subordination: The following provisions shall govern the relationship of this Lease to any Security Instrument:

A. The Landlord warrants that there are no Security Instruments existing as of the Effective Date.

B. At Landlord’s election, this Lease shall become subject and subordinate to any Security Instrument created after the Effective Date. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed so long as Tenant is not in default and performs all of its obligations under this Lease, unless this Lease is otherwise terminated pursuant to its terms.

C. Tenant shall upon request execute any document or instrument reasonably required by any Lender to make this Lease either prior or subordinate to a Security Instrument, which may include such other matters as the Lender customarily and reasonably requires in connection with such agreements, including provisions that the Lender not be liable for (i) the return of any security deposit unless the Lender receives it from Landlord, and (ii) any defaults on the part of Landlord occurring prior to the time the Lender takes possession of the Project in connection with the enforcement of its Security Instrument. Tenant’s failure to execute any such document or instrument within 10 days after written demand therefore shall constitute an Event of Tenant’s Default and such a Default by Tenant shall not prevent the subordination of this Lease to the new Security Instrument, if Landlord has so elected under Paragraph 15.4B,.

15.5 Mortgagee Protection and Attornment: In the event of any default on the part of the Landlord, Tenant will use reasonable efforts to give notice by registered mail to any Lender whose name has been provided to Tenant and shall offer such Lender a reasonable opportunity to cure the default not to exceed thirty (30) days. Tenant shall attorn to any purchaser of the Premises at any foreclosure sale or private sale conducted pursuant to any Security Instrument encumbering the Premises, or to any grantee or transferee designated in any deed given in lieu of foreclosure.

15.6 Estoppel Certificates and Financial Statements: At all times during the Lease Term, each party agrees, following any request by the other party, promptly to execute and deliver to the requesting party within 15 days following delivery of such request an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on the part of any party hereunder or, if there are uncured defaults, specifying the nature of such defaults, and (iv) certifying such other information about the Lease as may be reasonably required by the requesting party. A failure to deliver an estoppel certificate within 15 days after delivery of a request therefor shall be a conclusive admission that, as of the

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date of the request for such statement: (i) this Lease is unmodified except as may be represented by the requesting party in said request and is in full force and effect, (ii) there are no uncured defaults in the requesting party’s performance, and (iii) no rent has been paid more than 30 days in advance. At any time during the Lease Term Tenant shall, upon 15 days’ prior written notice from Landlord, provide Tenant’s most recent financial statement and financial statements covering the 24 month period prior to the date of such most recent financial statement to any existing Lender or to any potential Lender or buyer of the Premises. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

15.7 Reasonable Consent: Whenever any party’s approval or consent is required by this Lease before an action may be taken by the other party, such approval or consent shall not be unreasonably withheld or delayed.

15.8 Notices: Any notice required or desired to be given regarding this Lease shall be in writing and may be given by personal delivery, by facsimile telecopy, by courier service, or by mail. A notice shall be deemed to have been given (i) on the third business day after mailing if such notice was deposited in the United States mail, certified or registered, postage prepaid, addressed to the party to be served at its Address for Notices specified in Section Q or Section R of the Summary (as applicable), (ii) when delivered if given by personal delivery, and (iii) in all other cases when actually received at the party’s Address for Notices. Either party may change its address by giving notice of the same in accordance with this §15.8, provided, however, that any address to which notices may be sent must be a California address.

15.9 Attorneys’ Fees: In the event either Landlord or Tenant shall bring any action or legal proceeding for an alleged breach of any provision of this Lease, to recover rent, to terminate this Lease or otherwise to enforce, protect or establish any term or covenant of this Lease, the prevailing party shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees, court costs, and experts’ fees as may be fixed by the court.

15.10 Corporate Authority: If Tenant is a corporation (or partnership), each individual executing this Lease on behalf of Tenant represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of such corporation in accordance with the by-laws of such corporation (or partnership in accordance with the partnership agreement of such partnership) and that this Lease is binding upon such corporation (or partnership) in accordance with its terms. Each of the persons executing this Lease on behalf of a corporation does hereby covenant and warrant that the party for whom it is executing this Lease is a duly authorized and existing corporation, that it is qualified to do business in California, and that the corporation has full right and authority to enter into this Lease.

15.11 Miscellaneous: Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. “Party” shall mean Landlord or Tenant, as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms “shall”, “will” and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless a provision of this Lease expressly requires reimbursement. Landlord and Tenant agree that (i) the gross leasable area of the Premises includes any atriums, depressed loading docks, covered entrances or egresses, and covered loading areas, (ii) each has had an opportunity to determine to its satisfaction the actual area of the Project and the Premises, (iii) all measurements of area contained in this Lease are conclusively agreed to be correct and binding upon the parties, even if a subsequent measurement of any one of these areas determines that it is more or less than the amount of area reflected in this Lease, and (iv) any such subsequent determination that the area is more or less than shown in this Lease shall not result in a change in any of the computations of rent, improvement allowances, or other matters described in this Lease where area is a factor. Where a party hereto is obligated not to perform any act, such party is also obligated to restrain any others within its control from performing said act, including the Agents of such party. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of the provisions of this Lease.

15.12 Termination by Exercise of Right: If this Lease is terminated pursuant to its terms by the proper exercise of a right to terminate specifically granted to Landlord or Tenant by this Lease, then this Lease shall terminate 30 days after the date the right to terminate is properly exercised (unless another date is specified in that part of the Lease creating the right, in which event the date so specified for termination shall prevail), the rent and all other charges due hereunder shall be prorated as of the date of termination, and neither Landlord nor Tenant shall have any further rights or obligations under this Lease except for those that have accrued prior to the date of termination or those obligations which this Lease specifically provides are to survive termination. This §15.12 does not apply to a termination of this Lease by Landlord as a result of an Event of Tenant’s Default.

LEASE

15.13 Brokerage Commissions: Each party hereto (i) represents and warrants to the other that it has not had any dealings with any real estate brokers, leasing agents or salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Lease, other than to the Retained Real Estate Brokers described in Section S of the Summary, and (ii) agrees to indemnify, defend, and hold harmless the other party from any claim for any such commission or fees which result from the actions of the indemnifying party. Landlord shall be responsible for the payment of any commission owed to the Retained Real Estate Brokers if there is a separate written commission agreement between Landlord and the Retained Real Estate Brokers for the payment of a commission as a result of the execution of this Lease.

Tenant represents and warrants that it has dealt with no broker, finder or like agent in connection with this Agreement other than CPS Corfac International, and Tenant does hereby agree to indemnify and hold Landlord harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorneys’ fees and disbursements) incurred by Landlord by reason of any claim of, or liability to, any other broker, finder or like agent who shall claim to have dealt with Tenant in connection with this Agreement.

The Retained Real Estate Brokers are acting on behalf of both Landlord and Tenant, as a double agent, and both Landlord and Tenant consent to such representation and acknowledge that while said Brokers have a duty to disclose to each party all material facts and confidential information known to Brokers which would affect the decisions of a party, they will not be obligated to disclose, nor will they disclose, the fact that either party is willing to offer more favorable terms than the party’s last authorized offer.

15.14 Force Majeure: Any prevention, delay or stoppage due to strikes, lock-outs, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefore, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of the party obligated to perform (except financial inability) shall excuse the performance, for a period equal to the period of any said prevention, delay or stoppage, of any obligation hereunder except the obligation of Tenant to pay rent or any other sums due hereunder. However, no such matters shall extend or affect the deadline for Landlord to rebuild set in Paragraph 11.3 or completion of Landlord’s Work pursuant to paragraph 9 of the Rider attached to this Lease.

15.15 Entire Agreement: This Lease constitutes the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed in this Lease. Tenant acknowledges that neither Landlord nor Landlord’s Agents has made any legally binding representation or warranty as to any matter except those expressly set forth herein, including any warranty as to (i) whether the Premises may be used for Tenant’s intended use under existing Law, (ii) the suitability of the Premises or the Project for the conduct of Tenant’s business, or (iii) the condition of any improvements. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease. This instrument shall not be legally binding until it is executed by both Landlord and Tenant. No              subsequent change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant.

15.16 Landlord’s Agent: Tenant acknowledges that Landlord’s agent for, inter alia, the collection of all lease payments, is AEGON USA Realty Advisors, Inc.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the Effective Date.

LANDLORD:

Transamerica Life Insurance Company, an Iowa corporation

By:	/s/ Thomas J. Schefter

Thomas J. Schefter, Vice President
[Print Name and Title]

Dated:	9/18/06

TENANT:

Genesis Microchip, Inc., a Delaware corporation

By:	/s/ Elias Antoun

Elias Antoun
[typed or printed name]

Title:	President & CEO

LEASE

THE PROVISIONS OF THIS RIDER SHALL BE PARAMOUNT AND SHALL SUPERSEDE THE PRINTED PROVISIONS OF THIS LEASE AND ALL EXHIBITS, NOTWITHSTANDING ANYTHING THEREIN TO THE CONTRARY. IN THE EVENT OF ANY CONFLICT, INTERPRETATION OR INCONSISTENCY, THE PROVISION OF THIS RIDER SHALL BE CONTROLLING.

1. Option to Extend: Landlord hereby grants to Tenant one option to extend the Lease Term for a further Extended Term five (5) years in length, commencing when the prior term expires, under the following terms and conditions:

A. Exercise Dates: Tenant must give Landlord notice in writing, directed to Landlord’s Address for Notice as set per the Lease, of its exercise of the option no earlier than three hundred and sixty five (365) days before the date the Lease Term would end but for said exercise (the “Earliest Exercise Date”) and no later than two hundred and seventy (270) days before the date the Lease Term would end but for said exercise (the “Last Exercise Date”).

B. Conditions to Exercise of Option: Tenants right to exercise this option and extend the Term is conditioned upon and subject to each of the following:

(1) In order to exercise its option to extend, Tenant must give written notice of such election to Landlord and Landlord must receive same by the Last Exercise Date but not prior to the Earliest Exercise Date, and any attempted exercise outside of the period between such dates shall be void and of no force or effect. If proper notification of the exercise of the option is not received timely in accordance with all terms and conditions hereof, the option shall automatically expire. Tenant acknowledges that because of the importance to Landlord of knowing not later than the Last Exercise Date whether or not Tenant will exercise the option so that if necessary, Landlord can market the Building, the failure of Tenant to notify Landlord by the Last Exercise Date will conclusively be presumed an election by Tenant not to exercise the option.

(2) In addition to any other written notice requirements pursuant to this Lease, Tenant must give notice of exercise of an option to extend to (a) any management company currently managing the Premises for Landlord of which Tenant has notice and (b) the address to which Tenant currently sends its Base Monthly Rent.

(3) Tenant shall have no right to exercise an option if there exists an Event of Tenant’s Default on the date of exercise of the option. In the case of an Event of Tenant’s Default which has an applicable cure period provided in the Lease, this shall mean that Tenant is in default past any applicable notice and cure period.

(4) Notwithstanding any timely exercise of the option, Tenant shall have no right, title, or interest in the Lease or the Premises for or during the Extended Term (as hereinafter defined), if there exists an Event of Tenant’s Default on the date on which the Lease would terminate absent exercise of the option. In the case of an Event of Tenant’s Default which has an applicable cure period provided in the Lease, this shall mean that Tenant is in default past any applicable notice and cure period. Under such circumstances, the Lease shall terminate without notice on the last day of its then existing Term, and no Extended Term shall be deemed to have been created by the notice of exercise of option.

(5) Tenant shall have no right to exercise an option if Landlord has given to Tenant three (3) or more notices of separate monetary defaults during the twelve (12) month period immediately preceding the exercise of the option, whether or not the defaults are cured, but provided, that the Tenant had actually committed the default set forth in each such notice.

(6) The period of time within which an option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise an option because of any of the preceding provisions of this Paragraph.

(7) By giving notice of exercise of an option, Tenant warrants and agrees that Tenant is fully familiar with the Premises, has had the opportunity to inspect and test the Premises, and accepts the Premises for any Extended Term in their “As-Is” condition, with all latent and patent faults, without warranty or obligation on the part of Landlord to provide for any interior improvements or to provide any tenant improvement allowances.

(8) It is a condition to Tenant’s right to exercise the above option that Tenant shall be, on the date of exercise, in financial condition as shown by an audited balance sheet which is as good as or better than its financial condition as of the Commencement Date. Tenant shall provide to Landlord, with the notice of exercise of option, documentation showing that it meets this test, and shall thereafter provide Landlord with any further documentation bearing on this subject as Landlord shall reasonably request in writing. If this test is not met, Tenant shall have no right to exercise the option provided herein.

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C. Creation of Extended Term: Upon the timely exercise of the foregoing option to extend and compliance with all conditions hereof and the commencement of the extended Term, all references in the Lease to the Term shall be considered to mean the Term as extended by the exercise of the option for the period of time allowed as set forth above, which shall be referred to herein as the “Extended Term” and which shall be governed by the Lease for the Extended Term, with the exception of the provisions in the Lease for the Tenant Improvement Allowance, any construction by Landlord, and any period of early occupancy, which shall not be deemed incorporated into the Lease for the Extended Term.

D. Options Personal: The option is personal to the Tenant, and cannot be assigned to or exercised by anyone other than the Tenant or any tenant resulting from a Permitted Transfer, or any Tenant to whom the Lease has been assigned with the written approval of Landlord. The option can only be exercised at a time when the Tenant is in full possession of the Premises, has not subleased all or any part thereof, has not assigned the Lease, and does not have any intent of thereafter assigning or subletting.

E. Base Monthly Rent for Option Period: Upon the timely and valid exercise of an option to extend, the Base Monthly Rent for the Extended Term shall be the greater of (i) One Hundred Percent of the Base Monthly Rent for the last full month of the term prior to the Extended Term created by exercise of the option or (ii) the then fair market rent determined as of the commencement of the Extended Term in question based upon like buildings with like improvements located in the area of the Building. If the parties are unable to agree in writing on the fair market monthly rent for the Premises for the Extended Term at least ninety (90) days prior to the commencement of the Extended Term, then the fair market monthly rent shall be determined by binding appraisal conducted pursuant to the terms and provisions of Subparagraph F hereof.

F. Determination of Base Monthly Rent for Option Period: If the parties cannot agree on the fair market monthly rent for the Extended Term, then such fair market monthly rent shall be determined by one or three licensed real estate appraisers, all of whom shall be members of the American Institute of Real Estate Appraisers with not less than five (5) years experience appraising real property (other than residential or agricultural property) located in Santa Clara County, California, in accordance with the following procedures:

(1) The party demanding an appraisal (the “Notifying Party”) shall notify the other party (the “Non-Notifying Party”) thereof by delivering a written demand for appraisal in accordance with the notice requirements for exercise of option as set forth above. This demand, to be effective, must give the name, address, and qualifications of an appraiser selected by the Notifying Party. Within ten (10) days of receipt of said demand, the Non-Notifying Party shall select its appraiser and notify the Notifying Party, in writing, of the name, address, and qualifications of an appraiser selected by it. Failure by the Non-Notifying Party to select a qualified appraiser within said ten (10) day period shall be deemed a waiver of its right to select a second appraiser, and the appraiser selected by the Notifying Party shall proceed to reach an opinion on the fair market rent of the Premises for the Extended Term under the principles set forth herein, and shall, by a simple letter executed by said sole appraiser, forthwith notify both Landlord and Tenant of the amount set by such appraisal. If the Non-Notifying Party selects an appraiser, then within ten (10) days from the date the second appraiser shall have been appointed, the two (2) appraisers so selected shall appoint a third appraiser. If the two appraisers fail to select a third qualified appraiser, the third appraiser shall be selected by the then Presiding Judge of the Superior Court of the State of California for the County of Santa Clara on the application of any party.

(2) Provided that there is more than one appraiser, the appraisers so selected shall meet in San Jose, California, not later than twenty (20) days following the date on which the third appraiser is selected. At said meeting the appraisers so selected shall attempt to determine the fair market monthly rent for the Premises for the Extended Term in question (including the timing and amount of any periodic increases).

(3) If the appraisers so selected are unable to complete their determinations in one meeting, they may continue to consult at such times as they deem necessary for a fifteen (15) day period from the date of the first meeting, in an attempt to have at least two (2) of them agree. If, at the initial meeting or at any time during said fifteen (15) day period, two (2) or more of the appraisers so selected agree on the fair market rent of the Leased Premises, such agreement shall be determinative and binding on the parties hereto, and the agreeing appraisers shall, in simple letter form executed by the agreeing appraisers, forthwith notify both Landlord and Tenant of the amount set by such agreement.

(4) If two (2) or more appraisers do not so agree within said fifteen (15) day period, then each appraiser shall, within five (5) days after the expiration of said fifteen (15) day period, submit his independent appraisal in simple letter form to Landlord and Tenant stating his determination of the fair market rent of the Premises for the Extended Term in question. The parties shall then determine the fair market rent for the Premises by determining the average of the fair market rent set by each of the appraisers. However, if the lowest appraisal is less than eighty-five percent (85%) of the middle appraisal then such lowest appraisal shall be disregarded and/or if the highest appraisal is greater than one hundred fifteen percent (115%) of the middle appraisal then such highest appraisal shall be disregarded. If the fair market rent set by any appraisal is so disregarded, then the average shall be determined by computing the average set by the appraisal(s) that have not been disregarded.

(5) Nothing contained herein shall prevent Landlord and Tenant from jointly selecting and agreeing in writing upon a single appraiser to determine the fair market rent of the Premises, in which event the written determination of such appraisal shall be conclusively deemed the fair market rent of the Premises.

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(6) Each party shall bear the fees and expenses of the appraiser selected by it. The fees and expenses of the third appraiser (or the joint appraiser if one joint appraiser is used) shall be borne fifty percent (50%) by Landlord and fifty percent (50%) by Tenant.

2. Condition of the Premises: As of the Commencement Date, Landlord warrants that the roof, foundation, footings, slab, structural walls, exterior windows and skylights, including seals, plumbing, fire sprinkler/life safety systems, elevators, heating, ventilation, and air conditioning systems, electrical, and lighting systems serving the Premises will be in good operating condition and repair (except to the extent modified or impaired by Tenant in the course of the Early Occupancy Period or construction of the Tenant Improvements). Tenant’s sole remedy in regard to this warranty shall be to require Landlord to promptly repair or correct any deficiencies in such systems, if and to the extent that Landlord is notified in writing thereof within sixty (60) days of the Commencement Date. Except as warranted in this Section 2 or as otherwise specifically set forth in this Rider and the other portions of the Lease, Tenant accepts the Building in its “AS-IS” condition, with all faults, and Landlord provides no warranty, express or implied, as to the condition of the Building or as to the legal compliance of the Building with law, including compliance with the Americans with Disabilities Act and regulations arising thereunder. Tenant shall be entirely responsible for any upgrades required to comply with the Americans with Disabilities Act, its regulations, or any other applicable laws which either exist as of now, or are triggered by improvements to be made to the Building hereunder, and Landlord shall not have any duty to comply with such matters or to fund or reimburse for expenses so incurred.

3. Signage: Tenant may install, at its sole cost and expense, one exterior building mounted Tenant sign and one Tenant monument sign directly in front of the Building of at least the same type and quality as other tenants of the Project. All such signs shall be subject to the advance approval of Landlord as to location, size, and appearance, which such approval shall not be unreasonably withheld or delayed, and shall otherwise be subject to the provisions of Section 4.4 of the Lease and be approved by the City of Santa Clara. Upon the expiration or earlier termination of this Lease, Tenant shall remove such signs and restore the areas where the signs were mounted or placed to their condition prior to the installation of Tenant’s signs thereon. If more than one person occupies the Premises under Tenant on an approved or allowed basis hereunder, Tenant may remake its sign, subject to all requirements above, so as to allow some of the space on its sign to be used by one or more other occupants, provided that the size of the sign is not increased thereby and further complies with any and all applicable signage ordinances and signage provisions hereof.

4. Early Occupancy: Landlord shall deliver the Premises to Tenant on December 1, 2006 (the “Early Occupancy Date”), whereupon, Tenant shall enjoy the period of time between the Early Occupancy Date and the Scheduled Commencement Date of January 1, 2007 (the “Early Occupancy Period”) as a period of early occupancy for the sole purpose of construction of Tenant Improvements and installation of furniture, fixtures, and equipment. Said occupancy shall be free of Base Monthly Rent or any operating expenses except for janitorial (if used), utilities, and insurance. If Tenant occupies the Premises during the Early Occupancy to conduct business, then Tenant shall pay Base Monthly Rent and all Operating Expenses and Additional Rent on the Premises from the date on which it begins to do business in the Premises. See also applicable provisions of Section 9 of this Rider.

6. Tenant Improvement Allowance. Landlord shall provide Tenant with a Tenant Improvement Allowance of $1,092,096.00 (the “Tenant Improvement Allowance”) at no additional charge to Tenant. Landlord will provide an additional allowance for the payment of Tenant Improvement Costs (the “Additional Allowance”) over and above the Tenant Improvement Allowance of up to $455,040.00 at Tenant’s request, based on $5.00 per square foot. To the extent that any amounts are used from the Additional Allowance, Tenant’s Base Monthly Rent shall be increased $0.0212 per square foot of space in the Premises per month per dollar used of the $5.00 per square foot Additional Allowance. For purposes of example, and not by way of limitation, if Tenant used $91,008.00 from the Additional Allowance (i.e., $1.00 per square foot), the Base Monthly Rent would be increased by $1,929.37 per month throughout the Term of the Lease (but not in the Extended Term). The nonpayment of such increase in Base Monthly Rent shall be subject to all remedies set forth in this Lease or provided by law.

A. Use of Allowances: The Tenant Improvement Allowance and the Additional Allowance shall be used solely for design and construction of permanent Tenant Improvements to the Premises and payment of the oversight fees identified in Subparagraph C.(1) below, and, except as provided in Subparagraph 6.B(1) below, shall not be used for the purchase of any personal property, furniture, fixtures, or equipment, nor for the construction or installation of any signage. Funds from the Tenant Improvement Allowance or Additional Allowance not used to pay for Tenant Improvement Costs as defined below incurred not later than that date which is three (3) calendar months following the Commencement Date (the “Tenant Improvement Period”) shall be and remain the sole property of Landlord.

B. Definitions: Words not otherwise defined herein which are capitalized shall have the same meaning as assigned to such words in the Lease, unless such a meaning is clearly negated by context. As used in the Lease and this Rider, the following words will have the following meanings:

(1) Tenant Improvements: The term “Tenant Improvements” shall mean the following: (i) improvements to the interior of the building constructed or to be constructed by Tenant

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during the Early Occupancy Period and until the end of the Tenant Improvement Period, including, without limitation, changes to offices, conference rooms, kitchen and break room areas, installation of security systems and associated wiring, electrical system changes, lobby build-out, carpet installation and painting, (ii) changes to HVAC and other building systems; (iii) costs associated with ADA upgrades, (iv) painting and striping for Tenant’s visitor spaces, and (v) communications cabling, electrical work, interior design consultation, permanent interior lighting, window treatments, ESD flooring, fire suppression system to the extent of modification to the existing system, interior signage and interior doors, and auto roll-up door.

Except as set forth in Section B(1) above, Tenant Improvements shall not include signage, furniture, fixtures, or equipment.

(2) Tenant Improvement Costs: The term “Tenant Improvement Costs” shall mean the following as they relate to the Tenant Improvements: (i) all amounts paid to contractors for labor and materials furnished pursuant to any construction contract entered into by Tenant to construct the Tenant Improvements; (ii) the cost of all governmental approvals required as a condition to the construction of the Tenant Improvements (including all construction taxes or other fees or exactions by governmental agencies imposed in connection with the issuance of a building permit or otherwise relating to the construction of the Tenant Improvements, even if based in part on the value of the “shell” of the Building); (iii) all utility connection or use fees; (iv) fees of construction managers, general contractors, architects, engineers, and space planners for services rendered, including any construction management fees charged hereunder to the extent allowed by the Lease; (v) the cost of payment and performance bonds obtained to assure completion of the Tenant Improvements, and (vi) any and all other costs incurred in connection with the Tenant Improvements.

C. Construction of Tenant Improvements: Tenant will take responsibility for construction of the Tenant Improvements, subject to the following limitations:

(1) Landlord will have the right to review and approve all plans and activities relating to construction in the Premises or on the Property, and Tenant will pay to Landlord a sum equal to One Percent (1%) of the Tenant Improvement Costs to cover the cost of Landlord’s oversight. Such review and oversight will be solely for Landlord’s protection, and Landlord does not and will not owe any duties to Tenant relating to the quality, legality, or any other matter relating to the design, purchase, installation, or construction of the Tenant Improvements. Tenant waives and gives up any and all claims against Landlord arising out of Landlord’s oversight or failure to provide oversight of the construction process as to the Tenant Improvements.

(2) Landlord will have the right to approve the general contractor and all plans, specifications, and working drawings. Tenant shall not start construction until it has presented to Landlord a set of plans and specifications that were approved by Landlord and which have also been approved by the City of Santa Clara, an issued building permit for construction, and insurance certificates in amounts and with coverages satisfactory to Landlord to protect its interests during construction.

(3) The construction of the Tenant Improvements shall be conducted by Tenant in accord with all applicable laws and regulations, in accord with the City-approved plans, specifications, and working drawings as approved by Landlord (as modified by any change orders approved by Landlord and Tenant pursuant to the provisions of this Agreement which have also been approved by the City), and in a first class, reasonable, and workmanlike manner, without negligence. All materials and equipment furnished shall be fully paid for and be free of liens, chattel mortgages, and security interests of any kind, new, and in good condition.

(4) Landlord’s approvals required in this Section 6 will not unreasonably be withheld or delayed by Landlord; such approvals or disapprovals will be provided to Tenant within five (5) business days after Tenant supplies Landlord with the request for approval and all necessary backup information, plans, and drawings.

(5) Tenant shall pay all taxes and fees arising from the construction of the Tenant Improvements (but to the extent available, the Tenant Improvement Allowance or Additional Allowance may be used to fund such payments). If there are any taxes or tax increases charged to Landlord because of the construction of the Tenant Improvements, all of these taxes (even if based in part on the value of the “shell” previously constructed by Landlord) shall be paid by Tenant or reimbursed to Landlord by Tenant on tender of Landlord’s statement for such expenses, except that if the taxes or increased taxes are property taxes, they shall be dealt with under the Lease terms relating to Operating Expenses (Section 8).

(6) Tenant is responsible to insure that the Tenant Improvements comply in all respects with the requirements of the Americans with Disabilities Act. Tenant agrees that it will take responsibility for and hold Landlord harmless and defend Landlord with regard to any later claim by any party or third party that the Tenant Improvements and/or the Premises do not comply with the Americans with Disabilities Act.

(7) Landlord shall not be required to approve any Tenant Improvements that: (i) do not conform to applicable government regulations or Laws or are disapproved by any governmental agency having jurisdiction; (ii) overload the floors of the Premises or the Building; or (iii) are, in Landlord’s reasonable judgment, of a nature or quality inconsistent with the nature and quality of the remainder of the Premises or the Building. Further, to the extent that Tenant proposes improvements

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that are not, in Landlord’s discretion, deemed by Landlord general purpose in nature, Landlord may condition approval on Tenant’s agreement to remove said improvements at the expiration or earlier termination of the Lease and to restore the Building in regard to such removed improvements to a general purpose building. If Landlord does not so condition its approval, then Tenant shall not have a duty to remove the Tenant Improvements. By approving the Plans, Landlord does not warrant or represent that they are in compliance with the Americans with Disabilities Act or other Laws.

(8) When the Tenant Improvements are substantially complete, Landlord and Tenant shall conduct an inspection of the Tenant Improvements. After such inspection has been completed, each party shall sign a “punch list” comprised of items which the parties agree are to be corrected. The Tenant shall cause all such corrections to be made, and shall demonstrate to Landlord by reinspection, within thirty (30) days, that such has been done. Notwithstanding anything contained herein, Tenant’s obligation to pay the Base Monthly Rent and the Additional Rent shall commence as provided in the Lease, regardless of the date of completion of the Tenant Improvements or the completion of inspection or punch list repairs.

(9) All of the Tenant Improvements shall become the property of Landlord upon installation and shall not be removed or altered by Tenant except as otherwise required or allowed hereunder and in Paragraph 5.2 of the Lease.

(10) As Tenant is undertaking responsibility for their construction, Tenant agrees that it will take and accept the Tenant Improvements with all faults, patent and latent. Landlord shall not have any duties with regard to condition or repair of the Tenant Improvements.

(11) Landlord makes no express or implied warranty with respect to the design, installation, construction, quality, condition, or operation of the Tenant Improvements.

(12) Tenant will obtain a standard one year construction warranty from its general contractor. Upon completion of the Tenant Improvements, Tenant will supply Landlord with “as-built” plans that are complete in all respects as to improvements and changes made to the Building by or on behalf of Tenant. Upon surrender of possession of the Premises, Tenant will assign to Landlord all rights under any and all contractor, supplier, materialman, or other warranties or contracts in regard to the condition and construction of the Tenant Improvements.

D. Reimbursement of Tenant Improvement Costs: Landlord shall reimburse Tenant for Tenant Improvement Costs up to the amount of the Tenant Improvement Allowance and the Additional Allowance, within thirty (30) days of Tenant’s submission of a certification that expenses for which Tenant is entitled to be reimbursed have been incurred, that the bills related thereto have been paid, and that a partial lien release has been received from the third party to whom the bill was owed. Tenant shall further provide Landlord with any information or documentation on such billings as Landlord shall reasonably request. Further, Tenant may submit to Landlord for payment the bills of third parties to whom such monies are owed, together with a partial lien release from such third party, for direct payment by Landlord to the third party within (30) days of Tenant’s submission of said third-party bills.

E. Access During Early Occupancy Period: Tenant may access the Premises during the Early Occupancy Period for installation of the Tenant Improvements, as well as furniture, fixtures, and equipment.

F. Acceptance Agreement: As soon as the Tenant Improvements are Substantially Completed, Landlord and Tenant shall sign an Amended Acceptance Agreement in the form attached to the Lease as Exhibit D, which shall set forth any changes in the Base Monthly Rent occasioned by use of the Additional Allowance. Notwithstanding anything contained herein, Tenant’s obligation to pay the Base Monthly Rent and Additional Rent shall commence as provided in the Lease, regardless of whether Tenant executes such Acceptance Agreement.

7. Backup Generator. Tenant shall have the right to use the existing generator on the Premises, provided, that Tenant shall operate and maintain said generator at its own cost and expense, and shall return the generator to Landlord at the expiration or earlier termination of the Lease Term in the same condition as received from Landlord when Tenant takes occupancy, ordinary wear which could not have been prevented by commercially reasonable maintenance and repair practices excepted. If Tenant elects to replace the generator, it may do so at the same location or any other location that Landlord and Tenant mutually agree on, agreement to be in each party’s sole discretion. If a new generator is installed, it shall be at Tenant’s sole cost and expense, Tenant shall have the duty to use commercially reasonable practices to operate and maintain the generator, and on the expiration or earlier termination of the Lease, the new generator shall become the property of Landlord.

8. Representation Regarding Encumbrances. Landlord represents and warrants that it owns the Property and the Building in fee simple absolute, free and clear of any mortgages, deeds of trust, or encumbrances of a financial nature. Accordingly, no Subordination and Non-Disturbance Agreement is currently necessary.

9. Landlord Work: Landlord shall, at its sole cost and expense, Substantially Complete the following prior to the Commencement Date (collectively, the “Landlord Work”): (i) the repairs/corrections to the existing HVAC system set forth in Exhibit 1 attached hereto with an approximate cost of $13,000.00; (ii) replacement of the roof. For the purposes of the Lease,

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“Substantially Complete” means that the work has been performed in such a manner that only punch-list items remain, the completion of which would not interfere with Tenant’s occupancy and use of the Premises. If Landlord is has not Substantially Completed the Landlord’s Work by December 1, 2006, Landlord shall nevertheless deliver the Premises to Tenant for the Early Occupancy Period on said date, but thereafter, Tenant shall cooperate with Landlord to allow Landlord to complete Landlord’s Work concurrently with Tenant’s installation of the Tenant Improvements. If Tenant establishes that the continuance of Landlord’s Work has delayed Tenant’s ability to perform work necessary for the Tenant Improvements, and if such delay causes Tenant to be unable to Substantially Complete the Tenant Improvements by the Commencement Date, then Tenant shall be entitled to an extension of the Early Occupancy Period and a deferral of the Commencement Date for a period equal to the amount of delay in construction of the Tenant Improvements past January 1, 2007. Notwithstanding anything to the contrary in this Paragraph 9, if the roof work to be performed by Landlord is not Substantially Completed by December 1, 2006, and this interferes with Tenant’s ability to install Tenant Improvements or Fixtures there would be an extra day for day penalty to compensate Tenant for paying extra rent on a holdover basis at their other facility (but not to exceed such amount as Tenant establishes to Landlord’s reasonable satisfaction Tenant has actually had to pay as a “double” payment, that is, as a payment to another Landlord for a period that Tenant is also paying Landlord for occupancy); provided, that Tenant has otherwise proceeded with due diligence in the construction of Tenant Improvements and installation of Fixtures.

LANDLORD:		TENANT:

Transamerica Occidental Life Insurance Company, Inc., an Iowa corporation		Genesis Microchip, Inc., a Delaware corporation
By:	/s/ Thomas J. Schefter	By:	/s/ Elias Antoun
Its:	Vice President		Elias Antoun
[Print Name]
Dated:	9/18/06	Its:	President & CEO

By:

[Print Name]

Its:

		Dated:	9/12/06

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